Exhibit 2.1

Execution Version

Business Combination AGREEMENT

by and among

RICE ACQUISITION HOLDINGS LLC

LFG Intermediate Co, LLC

LFG Buyer Co, LLC

ARIA ENERGY LLC,

ARIA RENEWABLE ENERGY SYSTEMS LLC,

Inigo Merger Sub, LLC

AND

solely for purposes of SECTion 2.2, Article IV, Article V, Article VI and Article XI

RICE ACQUISITION CORP.

Dated as of APRIL 7, 2021

i

EXHIBITS

Exhibit A	Rice Holdings A&R LLCA
Exhibit B	Company A&R LLCA
Exhibit C	Form of Stockholders Agreement
Exhibit D	Capital Expenditure Budget

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 7, 2021 (the “Execution Date”) by and among (i) LFG Buyer Co, LLC (the “Buyer”), (ii) Inigo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Company Merger Sub”), (iii) LFG Intermediate Co, LLC, a Delaware limited liability company (“IntermediateCo”), (iv) Rice Acquisition Holdings LLC, a Delaware limited liability company (“Rice Holdings”, and together with the Buyer, Company Merger Sub, IntermediateCo and RAC, collectively, the “Buyer Parties”), (v) Aria Energy LLC, a Delaware limited liability company (the “Company”), (vi) Aria Renewable Energy Systems LLC, a Delaware limited liability company, solely in its capacity as representative of the Company Unitholders (the “Equityholder Representative”) and (vii) solely for purposes of Section 2.2(c), Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp., a Delaware corporation (“RAC”). Each of the Buyer, the Company Merger Sub, the Company, the Equityholder Representative and, solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, RAC, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) RAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and (b) the Buyer, an indirect Subsidiary of RAC, has formed Company Merger Sub.

WHEREAS, prior to the Execution Date, RAC, Sponsor and Rice Holdings entered into a forward purchase agreement (as amended as of the date hereof and as it may be amended and/or restated further from time to time in accordance with its terms, the “Forward Purchase Agreement”) with Atlas Point Energy Infrastructure Fund, LLC (the “Forward Purchaser”), for an aggregate investment of up to $20,000,000 (the “Forward Purchase Amount”) by the Forward Purchaser in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement.

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Archaea Agreement has been executed pursuant to the terms thereof by the parties thereto.

WHEREAS, in connection with the transactions contemplated by this Agreement and the Archaea Agreement (collectively, the “Business Combination Transactions”), RAC has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of RAC Common Stock in an aggregate amount of $300,000,000 (the “PIPE Investment”).

WHEREAS, in connection with the Business Combination Transactions, the Buyer and certain Debt Financing Sources have entered into and delivered to the Company the Debt Commitment Letter on the terms and subject to the conditions set forth therein.

WHEREAS, in order to effect the Business Combination Transactions, on the Closing, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Merger”), resulting in the Company becoming a wholly owned subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of RAC, the Buyer, Company Merger Sub and the Company have approved and declared advisable entry into this Agreement, the Merger, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, simultaneously with the Closing, the Rice Holdings LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Rice Holdings A&R LLCA”) to, among other things, reflect the Business Combination Transactions.

WHEREAS, by virtue of the Merger, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit B (the “Company A&R LLCA”) to, among other things, reflect the Merger.

WHEREAS, simultaneously with the Closing, the Sponsor, the Buyer, the Company Unitholders and certain other parties thereto will enter into the Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, RAC shall provide an opportunity to its stockholders to exercise their rights to participate in the RAC Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable RAC Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional Cash Consideration” means (a) the amount of Cash and Cash Equivalents in an amount not to exceed $10,000,000, plus (b) the amount, if any, of the Specified Capital Expenditures.

“Additional RAC Filings” has the meaning set forth in Section 6.8(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement. Notwithstanding the foregoing, except with respect to Section 2.2(b), for purposes of this Agreement, Archaea shall in no respects be considered an “Affiliate” of the Buyer or RAC.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.1(e).

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by the Company and in a format reasonably acceptable to the Buyer, setting forth, for each Company Unitholder: (a) the name and payment instructions for such Company Unitholder, (b) the number and type of Company Units held as of the Closing Date by such Company Unitholder, (c) the Pro Rata Percentage for such Company Unitholder and (d) (i) for each Company Class A Unitholder, the Closing Company Class A Unitholder Merger Consideration for such Company Class A Unitholder and (ii) for each Company Class B Unitholder, the Closing Company Class B Unitholder Merger Consideration for such Company Class B Unitholder.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Rice Holdings A&R LLCA, the Subscription Agreements, the Stockholders Agreement, the Forward Purchase Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Archaea” means, collectively, Archaea Energy LLC and its Subsidiaries.

“Archaea Agreement” means that certain Business Combination Agreement, dated as of the Execution Date, by and among the Buyer, RAC, Rice Holdings, Archaea Energy LLC, Archaea Energy II LLC and Fezzik Merger Sub, LLC, as such agreement may be amended and/or restated from time to time in accordance with its terms and Section 6.19.

“Archaea Closing” means the “Closing” defined in the Archaea Agreement.

“Assets” has the meaning set forth in Section 3.19(e).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the RAC Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the Forward Purchase Amount, plus (d) the Permitted Equity Financing Proceeds.

“Base Aggregate Cash Amount” means (a) $450,000,000 plus (b) the Additional Cash Consideration.

“Business Combination” has the meaning ascribed to such term in the RAC Governing Documents.

“Business Combination Transactions” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(c).

“Buyer Bring-Down Certificate” has the meaning set forth in Section 9.3(d).

“Buyer Cash Amount” has the meaning set forth in Section 2.2(c)(i)(A).

“Buyer Certificate of Formation” means the certificate of formation of the Buyer, as it may be amended and/or restated from time to time.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Unitholders. Notwithstanding the foregoing, in no event shall any of the transactions contemplated by the Archaea Agreement be deemed a Buyer Competing Transaction.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-Contravention), Section 4.3 (Buyer Parties Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Organization of Buyer Parties), Section 4.14 (RAC Capitalization) and Section 6.2 (Trust Account).

“Buyer Governing Documents” means the Buyer Certificate of Formation and the Buyer LLCA, as in effect at such time.

“Buyer LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of April 5, 2021, as it may be amended and/or restated from time to time in accordance with its terms.

“Buyer Member” means RAC, in its capacity as sole managing member of the Buyer.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“Buyer Released Parties” has the meaning set forth in Section 6.20(b).

“Cancelled Equity Interests” has the meaning set forth in Section 2.1(b).

“Capital Expenditure Budget” means the budget setting forth the per project amount of Capital Expenditures that the Group Companies may make or pay or accrue during the Pre-Closing Period, as set forth on Exhibit D attached hereto.

“Capital Expenditures” means amounts capitalized, including amounts of cash spent or expenses otherwise accrued by any Group Company to acquire assets of the Group Companies that will be capitalized, on the Group Companies’ balance sheet as fixed assets by the Group Companies in furtherance of the construction, connection, development, completion, expansion, acquisition and/or useful life improvement of the assets of the Group Companies directly used for the provision of services by the Group Companies in accordance with, and not in excess of, the Capital Expenditure Budget.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within 90 days (including marketable securities, bank deposits, checks or wires received but not cleared, and deposits in transit of the Group Companies and any restricted cash released to the Group Companies upon repayment of the amounts outstanding under the Credit Agreement on the Closing Date) of the Group Companies as of the Measurement Time, in each case, calculated in accordance with GAAP; provided, that Cash and Cash Equivalents shall exclude security deposits, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Class A Units” has the meaning set forth in the Company LLCA.

“Class B Units” has the meaning set forth in the Company LLCA.

“Class C Units” has the meaning set forth in the Company LLCA.

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.1(a)(ii).

“Closing Company Class A Unitholder Merger Consideration” means, with respect to each Company Class A Unitholder, (a) a number of Company Interests equal to (i) the Equity Consideration multiplied by (ii) such Company Class A Unitholder’s Pro Rata Percentage and (b) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, such Company Class A Unitholder’s Company Class A Unitholder Cash Consideration.

“Closing Company Class B Unitholder Merger Consideration” means, with respect to each Company Class B Unitholder, (a) a number of Company Interests equal to (i) the Equity Consideration multiplied by (ii) such Company Class B Unitholder’s Pro Rata Percentage and (b) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, such Company Class B Unitholder’s Company Class B Unitholder Cash Consideration.

“Closing Company Indebtedness” means the Company Indebtedness as of the Measurement Time, calculated in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.1(a)(ii).

“Closing Form 8-K” has the meaning set forth in Section 6.8(g).

“Closing Press Release” has the meaning set forth in Section 6.8(g).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 4.9.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Company Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 8.1(b).

“Company Bring-Down Certificate” has the meaning set forth Section 9.2(c).

“Company Class A Unitholder” means each holder of Class A Units.

“Company Class A Unitholder Cash Consideration” means, with respect to each Company Class A Unitholder, an amount in cash equal to (a) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, the Base Aggregate Cash Amount multiplied by (b) such Company Class A Unitholder’s Pro Rata Percentage.

“Company Class B Unitholder” means each holder of Class B Units.

“Company Class B Unitholder Cash Consideration” means, with respect to each Company Class B Unitholder, an amount in cash equal to (a) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, the Base Aggregate Cash Amount multiplied by (b) such Company Class B Unitholder’s Pro Rata Percentage.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Interests” has the meaning set forth in Section 3.3(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization) and Section 3.13 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business or Specified Capital Expenditures) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(a), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid and accrued bonuses and severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) with respect to 2020 plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) all Company Accrued Income Taxes, (m) all unfunded retiree welfare Liabilities, (n) all costs and expenses of the LES Sale and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue, and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company Interest” means, collectively, one OpCo Class A Unit and one share of RAC Class B Common Stock (i.e., one Company Interest is equivalent to one OpCo Class A Unit and one share of RAC Class B Common Stock).

“Company LLCA” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 14, 2011 (as may be amended and/or restated from time to time in accordance with its terms).

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Released Parties” has the meaning set forth in Section 6.20(a).

“Company Subsidiaries” means (a) the direct and indirect Subsidiaries of the Company and (b) Mavrix, LLC, Sunshine Gas Producers, L.L.C., RNG Moovers, LLC, but shall exclude LES Project Holdings, LLC and its Subsidiaries.

“Company Unitholder” means all holders of Company Units.

“Company Units” means the Class A Units, the Class B Units and the Class C Units.

“Company Written Consent” means a written consent of the Company Unitholders evidencing (a) the approval of this Agreement, the Merger and the transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 12.1 and (c) an agreement to enter into, as applicable, (i) the Company A&R LLCA, (ii) the Stockholders Agreement, and (iii) any agreements or documentation reasonably required in connection with the obligations of the Company pursuant to the terms of this Agreement or required to be delivered at Closing hereunder.

“Competing Buyer” has the meaning set forth in Section 6.18(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company, or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities or (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party, in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Unitholders, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing); provided that, for the avoidance of doubt, a Competing Transaction shall not include the LES Sale; provided that any such transaction would not result in a change of control of the Company. Notwithstanding anything in this Agreement to the contrary, any transaction, arrangement, Contract or understanding not involving a Group Company or any of the assets thereof, directly or indirectly, shall not be a “Competing Transaction” for purposes of this Agreement.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 4, 2021, by and between RAC and the Company as it may be amended and/or restated from time to time in accordance with its terms.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or directive by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means that certain Credit Agreement, dated May 27, 2015, among Aria Energy Operating LLC, the lenders party thereto, the issuing banks party thereto, Barclays Bank PLC, in its capacities as administrative agent and collateral agent and Comerica, as amended by that certain Limited Waiver and Amendment No. 1, dated June 28, 2016, as further amended by that certain Amendment No. 2 to Credit Agreement, dated September 29, 2017 and as further amended by that certain Amendment No. 3 to Credit Agreement, dated March 26, 2020.

“Credit Agreement Payoff Letter” has the meaning set forth in Section 2.2(c)(i)(B).

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 11.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Debt Commitment Letter” has the meaning set forth in Section 4.9.

“Debt Financing” has the meaning set forth in Section 4.9.

“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives.

“Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Commitment Letter, in each case in their capacities as such lenders, arrangers and bookrunners and not in any other capacity.

“Deficit Amount” has the meaning set forth in Section 2.4(d)(ii).

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means $680,000,000.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Consideration” means 23,000,000 Company Interests.

“Equity Financing” has the meaning set forth in the definition of “Equity Financing Sources”.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in the Buyer in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, any Permitted Equity Subscription Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equityholder Materials” has the meaning set forth in Section 2.3.

“Equityholder Representative” has the meaning set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.2(a).

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 2.4(d)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means Richard DiGia, Andrew Spence, Sheila Miller, Jay Hopper and Dennis Plaster.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Final Closing Cash” has the meaning set forth in Section 2.4(a).

“Final Closing Company Indebtedness” has the meaning set forth in Section 2.4(a).

“Final Specified Capital Expenditures” has the meaning set forth in Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 4.9.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Forward Purchase Agreement” has the meaning set forth in the Recitals.

“Forward Purchase Amount” has the meaning set forth in the Recitals.

“Forward Purchase Securities” means 2,000,000 shares of RAC Common Stock and 666,666.67 warrants to purchase RAC Common Stock for $11.50 per share.

“Forward Purchaser” has the meaning set forth in the Recitals.

“FPA” means the Federal Power Act of 1935.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate or letter of transmittal delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions contemplated by this Agreement, as applicable. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Effective Time (but excluding, for the avoidance of doubt, the Class C Units), determined on a fully-diluted, as-if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.7(c).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Interested Party” means the Company Unitholders, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“IntermediateCo” has the meaning set forth in the Preamble.

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, used in the operation of the Group Companies.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Kirkland” has the meaning set forth in Section 11.16(b)(i).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Daniel Joseph Rice IV, J. Kyle Derham and James Wilmot Rogers, including after reasonable due inquiry.

“Latest Balance Sheet Date” means January 31, 2021.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, and common law relating to fiduciary duties.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“LES MIPA” means that certain Membership Interest Purchase Agreement, dated as of March 1, 2021, by and between LES Manager LLC and Energy Power Investment Company, LLC.

“LES Sale” means the sale of all of the assets and interests of LES pursuant to the LES MIPA.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“LLCA Amendment and Restatement” has the meaning set forth in Section 2.1(c).

“Lookback Date” means the date which is three years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including increases in prices due to the increase of raw materials or product inputs or transportation costs; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action by a Party and that is expressly required by this Agreement, (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), (vii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a disproportionate effect on the Group Companies, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which the Group Companies operate (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customer” has the meaning set forth in Section 3.9(c).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the 12 months ended December 31, 2020.

“MBR Authority” means (a) authorization by FERC pursuant to section 205 of the FPA to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) conferral by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the FPA to issue securities and assume liabilities.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness, plus (d) the amount, if any, of the Specified Capital Expenditures.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means $150,000,000 (after giving effect to the Merger and any borrowings set to occur on the Closing Date, but excluding, for the avoidance of doubt, any cash held at Assai Energy, LLC).

“MIP” means the Aria Energy Management Incentive Plan dated March 1, 2018.

“MIP Cancellation Agreement” means the cancellation agreement entered by each MIP Participant to establish the MIP Participant’s payout under the MIP in connection with the Business Combination Transactions and confirm the termination of any future rights under the MIP.

“MIP Participant” means an individual who is eligible for a payment under the MIP.

“NGA” means the Natural Gas Act of 1938.

“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“OpCo Class A Units” means, collectively, the issued and outstanding Class A Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Class B Units” means, collectively, the issued and outstanding Class B Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Common Units” means, collectively, the OpCo Class A Units and OpCo Class B Units.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Orrick” has the meaning set forth in Section 11.16(a)(i).

“Outside Date” has the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Party” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Payoff Amount” has the meaning set forth in Section 2.2(c)(i)(B).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Equity Financing” means purchases of RAC Common Stock on or prior to the Closing by Equity Financing Sources pursuant to Section 6.13(c).

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.13(c)(i).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash RAC Common Stock from RAC on or prior to the Closing pursuant to Section 6.13(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, or granted to a third party by the applicable Group Company pursuant to any sublease, license or other right to use or occupy its Leased Real Property or any portion thereof which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of such Group Company currently conducted thereon, (h) Securities Liens, (i) those Liens set forth on Schedule 1.6, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or (k) Liens or encroachments disclosed in policies, surveys and mineral rights reports provided to a Buyer Party.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Post-Closing Projection Materials” has the meaning set forth in Section 6.8(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, and cybersecurity.

“Privacy Policies” means all written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Pro Rata Percentage” means, with respect to each Company Unitholder, the percentage equal to the product of (a) 100%, multiplied by (b) the quotient of (i) the aggregate number of Company Units held by such Company Unitholder, as applicable, as of immediately prior to the Effective Time but after giving effect to the Class C Unit Cancellation, divided by (ii) the Fully Diluted Number.

“Proceeding” means any claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the collection, use or processing, of Personal Information (whether electronically or in any other form or medium).

“Profits Interest Units” means the Class C Units of the Company granted pursuant the applicable Profits Interest Unit grant agreement, subject to the terms of the Company LLCA.

“Proxy Statement” has the meaning set forth in Section 6.8(c).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Qualifying Facility” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and FERC’s implementing regulations at 18 C.F.R. §§ 292.203(a) and 292.204.

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy issued by Liberty Surplus Insurance Corporation and bound as of the Execution Date in favor of Rice Holdings as the named insured.

“RAC” has the meaning set forth in the Preamble.

“RAC Board” means the Board of Directors of RAC, including any special committee thereof formed and empowered to approve the Business Combination Transactions.

“RAC Bylaws” means the bylaws of RAC as amended and/or restated from time to time.

“RAC Certificate of Incorporation” means the certificate of incorporation of RAC as amended and/or restated from time to time.

“RAC Class B Common Stock” means Class B Common Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Common Stock” means the Class A common stock of RAC, authorized pursuant to the RAC Certificate of Incorporation.

“RAC Governing Documents” means the RAC Certificate of Incorporation and the RAC Bylaws, as in effect at such time.

“RAC Preferred Stock” means Preferred Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Public Securities” means the issued and outstanding RAC Stock and the RAC Warrants.

“RAC Record Date” has the meaning set forth in Section 6.8(c).

“RAC SEC Documents” has the meaning set forth in Section 4.17(a).

“RAC SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by RAC with the SEC, including the Proxy Statement, Additional RAC Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“RAC Share Redemption” means the election of an eligible holder of the RAC Common Stock (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s RAC Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) in connection with the RAC Stockholder Meeting.

“RAC Special Committee” means the special committee of the RAC Board, as designated by the RAC Board pursuant to the RAC Governing Documents.

“RAC Stock” means, collectively, RAC Common Stock, RAC Class B Common Stock and RAC Preferred Stock, in each case as issued and outstanding pursuant to the terms of the RAC Governing Documents.

“RAC Stockholder Meeting” means a meeting of the RAC Stockholders to vote on the RAC Stockholder Voting Matters.

“RAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval by the RAC Board, upon recommendation of the RAC Special Committee, of this Agreement, the Archaea Agreement and the Business Combination Transactions and (b) the adoption and approval of the issuance of shares of RAC Common Stock, including any RAC Common Stock to be issued in connection with the Business Combination Transactions, including the PIPE Investment and the Permitted Equity Financing, as may be required under the Stock Exchange listing requirements.

“RAC Stockholders” means the holders of RAC Stock.

“RAC Warrants” means the warrants to buy shares of RAC issued pursuant to the Warrant Agreement.

“Reference Price” means $10.00.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Required Vote” means the affirmative vote of the holders of (a) a majority in voting power of the outstanding shares of RAC Stock, and (b) a majority in voting power of the outstanding shares of RAC Stock held by RAC Stockholders who are not Affiliates or associates of Rice Investment Group.

“Resolution Period” has the meaning set forth in Section 2.4(b).

“Retiree Welfare Plan” has the meaning set forth in Section 3.15(b).

“Review Period” has the meaning set forth in Section 2.4(b).

“Rice Holdings” has the meaning set forth in the Preamble.

“Rice Holdings A&R LLCA” has the meaning set forth in the Recitals.

“Rice Holdings LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of October 21, 2020 as it may be amended and/or restated from time to time in accordance with its terms.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets.

“Seller Advisor Fees” means those advisor fees set forth on Schedule 1.7.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“Specified Capital Expenditures” means the aggregate amount of Capital Expenditures determined as of the Measurement Time.

“Sponsor” means Rice Acquisition Sponsor LLC.

“Sponsor Related Person Transactions” has the meaning set forth in Section 6.8(b).

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tail Policy” has the meaning set forth in Section 6.12(b)(ii).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Basis Balance Sheet” has the meaning set forth in Section 8.1(e).

“Tax Contest” has the meaning set forth in Section 8.1(i).

“Tax Positions” has the meaning set forth in Section 8.1(g).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Individual Company Class A Unitholder Merger Consideration” has the meaning set forth in Section 2.1(a)(iv)(A).

“Total Individual Company Class B Unitholder Merger Consideration” has the meaning set forth in Section 2.1(a)(iv)(B).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means to the extent not paid as of the Closing by the Buyer, any Group Company, the Equityholder Representative, or any Company Unitholder (including the Seller Advisor Fees):

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives) including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other Representatives), incurred or payable by the Group Companies, the Equityholder Representative or the Company Unitholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(c) any fees, costs and expenses incurred or payable by the Buyer, the Sponsor or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d) any amounts incurred under or in connection with any retention, severance, transaction, change in control, phantom equity, and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto (including, to the extent not included in the computation of Company Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), in each case, determined as though all such obligations were payable as of the Closing Date and other than severance payments that are triggered by a termination of employment that occurs following the Closing at the direction of any Buyer Party and any amounts payable in connection with any agreement or termination of employment entered into or effectuated at the direction of the Buyer Parties;

(e) all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f) all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g) all fees, costs and expenses paid or payable to the Transfer Agent;

(h) any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction;

(i) all Transfer Taxes; and

(j) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or Representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the Buyer, the Sponsor, any of the Group Companies or any Company Unitholder in connection the negotiation, preparation or consummation of the Debt Financing.

“Transaction Expenses Amount” has the meaning set forth in Section 2.2(c)(i)(C).

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates), including (a) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (c) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (a) of this definition paid by any Group Company on or prior to the Closing Date; and (d) the payment of any other Transaction Expenses not included in clauses (a) through (c). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by RAC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 23, 2020, by and between RAC and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.16.

“Trust Distributions” has the meaning set forth in Section 11.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Valuation Firm” has the meaning set forth in Section 2.4(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 21, 2020, between RAC and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

Article II
THE MERGER; CLOSING

Section 2.1 Closing Transactions; Merger.

(a) Closing Transactions.

(i) Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

(ii) Closing; Effective Time. The closing of the Merger and the closing of the other transactions contemplated by or in connection with the Merger (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”); provided, however, that without the written consent of the Company and the Buyer, the Closing shall occur no earlier than the first Business Day that is at least 45 days after the Execution Date. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Effective Time”).

(iii) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Buyer Governing Documents, the RAC Governing Documents, the organizational documents of the Group Companies and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(iv) Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 2.1(a)(iv) shall have no further rights with respect thereto):

(A) With respect to any Class A Units held by a Company Unitholder: in the aggregate with respect to all such Class A Units held by such Company Unitholder, the right to receive the Closing Company Class A Unitholder Merger Consideration ( “Total Individual Company Class A Unitholder Merger Consideration”); and

(B) With respect to any Class B Units held by a Company Unitholder: in the aggregate with respect to all such Class B Units held by such Company Unitholder, the right to receive the Closing Company Class B Unitholder Merger Consideration (collectively, the “Total Individual Company Class B Unitholder Merger Consideration”).

(b) Class C Units and Equity Interests Held in Treasury or Owned. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Units that are denominated as Class C Units or held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof (the “Class C Unit Cancellation”), and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units, “Cancelled Equity Interests”). At the Effective Time, the Company shall have taken all actions necessary to (i) effectuate this Section 2.1(b) in accordance with the Company LLCA and applicable equity plans and award agreements, if any, and (ii) terminate any and all applicable equity plans under which the Class C Units were issued.

(c) Company Certificate of Formation and Company LLCA Amendment and Restatement. At the Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate formation of the Surviving Company until thereafter amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, the Company LLCA shall be amended and restated as set forth on Exhibit B hereto and shall thereafter be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law (the “LLCA Amendment and Restatement”).

(d) Directors and Officers. Effective as of the Closing, (i) the Sponsor, RAC and the Equityholder Representative shall cooperate and take any actions necessary so that the board of directors of RAC shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the RAC Governing Documents, and (ii) the officers of RAC to be effective from and after the Closing shall be as set forth in the RAC Governing Documents. Immediately following the Closing, the Buyer (through the Buyer’s governing body), as sole member of the Surviving Company, shall appoint the officers of the Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be member-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as a member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2 Estimated Merger Consideration.

(a) Estimated Merger Consideration. No later than five Business Days prior to the Closing, the Company shall deliver to the Buyer: (i) a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) pursuant to which the Company shall (A) use the Enterprise Value and (B) estimate (1) the amount of Cash and Cash Equivalents (which amount of Cash and Cash Equivalents shall not exceed $10,000,000), (2) the amount of Closing Company Indebtedness, (3) the amount of Specified Capital Expenditures and (4) the amount of Transaction Expenses and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, the Company will provide the Buyer, Archaea, and their respective accountants and other Representatives with a reasonable opportunity to review the Estimated Closing Statement. At least two Business Days prior to the Closing Date, the Buyer or Archaea may notify the Company of any comments or questions with respect to the Estimated Closing Statement and the Company shall (x) consider in good faith such comments or questions to the Estimated Closing Statement and (y) prepare and deliver an updated Estimated Closing Statement to the Company prior the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding the foregoing, the Company’s estimates set forth in the Estimated Closing Statement delivered to the Buyer in accordance with this Agreement shall control and be binding for purposes of the Closing except to the extent adjustments thereto have been agreed to in writing by the Parties (including any adjustments thereto resulting from the comments or questions raised in the immediately preceding sentence). Each of the Company and the Equityholder Representative (on behalf of the Company Unitholders) hereby acknowledge and agree that the Buyer may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Company Unitholder or other Person with respect to the allocation of the Merger Consideration payable under this Agreement or pursuant to the Merger or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue or pay hereunder, an amount greater than the Merger Consideration.

(b) Payment of the Company Unitholder Merger Consideration. At the Effective Time, RAC shall, and shall cause Rice Holdings and the Buyer to, provide the Company Interest to the Company Unitholders pursuant to Section 2.1 and shall cause the Transfer Agent to provide to each Company Unitholder immediately prior to the Effective Time, evidence of book-entry shares representing the whole number of each component part of the Company Interests to which such Company Unitholder is entitled to, as applicable, pursuant to Section 2.1(a)(iv)(A) and Section 2.1(a)(iv)(B) receive in respect of such Equity Interests or Company Units held by such Company Unitholder. It is expressly understood and agreed that (x) the delivery of the Company Interests under this Section 2.2(b) and (y) payment of cash under Section 2.2(c) shall be in full satisfaction of Buyer’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Buyer and its Affiliates shall have no liability to the Equityholder Representative, any Company Unitholder or any other Person for any amounts in respect of the same.

(c) Buyer Cash Amount; Payment of Other Amounts at Closing.

(i) Cash Amount. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(A) RAC shall cause Rice Holdings to hold cash in the amount of Available Closing Date Cash (after reductions for the cash distributed to RAC to give effect to the RAC Share Redemptions and the cash payments contemplated by the Archaea Agreement), less the Base Aggregate Cash Amount (the “Buyer Cash Amount”).

(B) The Surviving Company shall pay or cause to be paid the amount set forth in the pay-off letter in respect of any Company Indebtedness as of the Measurement Time under the Credit Agreement (such amount the “Payoff Amount”), which pay-off letter shall be customary and reasonably acceptable to the Buyer, and provide that, if such aggregate amount so identified is paid on the Closing Date, such Company Indebtedness shall be repaid in full, that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of any Group Company will be released to the account(s) set forth therein and that the relevant lender and/or administrative agent shall forthwith execute and deliver to the Buyer all terminations and releases as reasonably requested necessary to evidence the foregoing termination (the “Credit Agreement Payoff Letter”);

(C) The Surviving Company shall pay or cause to be paid, out of the Buyer Cash Amount, the Transaction Expenses to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”); and

(ii) Payment of Company Class A Unitholder Cash Consideration and Company Class B Unitholder Cash Consideration. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, RAC shall cause the Buyer to pay to each Company Unitholder the Company Class A Unitholder Cash Consideration and Company Class B Unitholder Cash Consideration allocable to such Company Unitholder, in each case to an account designated by such Company Unitholder on the Allocation Schedule attached hereto.

(iii) Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, RAC shall cause the Buyer to pay, on behalf of the Company Unitholders, the Seller Advisor Fees to the account or accounts provided to the Buyer by the Equityholder Representative (in good faith and with reasonable supporting documentation) at least three Business Days prior to the Closing Date.

Section 2.3 Procedures for Company Unitholders. Prior to the Closing Date, the Company shall request in writing that the Persons set forth on Schedule 1.2 deliver, or cause to be delivered, not less than five Business Days prior to the Closing Date, duly executed counterparts to the Stockholders Agreement, in each case, executed by such Persons (such materials, collectively, the “Equityholder Materials”).

Section 2.4 Post-Closing Adjustment to Merger Consideration.

(a) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of (i) the amount of Cash and Cash Equivalents (the “Final Closing Cash”), (ii) the amount of Closing Company Indebtedness (the “Final Closing Company Indebtedness”), (iii) the amount of Specified Capital Expenditures (the “Final Specified Capital Expenditures”) and (iv) the Merger Consideration, in each case prepared in accordance with the definitions thereof and GAAP and including reasonably detailed calculations of the components thereof to enable a review thereof by the Equityholder Representative.

(b) The Equityholder Representative shall have 30 days after its receipt of the Closing Statement (the “Review Period”) within which to review the Closing Statement and to deliver to the Buyer written notice of the Equityholder Representative’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and dollar amount of such dispute (to the extent possible) and attaching reasonable supporting details to enable a review thereof by the Buyer (a “Dispute Notice”). The Closing Statement shall become final, conclusive and binding on the Parties following the Review Period unless the Equityholder Representative delivers to the Buyer a Dispute Notice within the Review Period. If the Equityholder Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Equityholder Representative in the Dispute Notice (or by the Buyer as a result of the items disputed by the Equityholder Representative in such Dispute Notice) shall be final, conclusive and binding on the Parties, and the Buyer and the Equityholder Representative shall, within 30 days following the Buyer’s receipt of such Dispute Notice (the “Resolution Period”), seek in good faith to resolve in writing their differences with respect to the items set forth in the Dispute Notice, and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of the Buyer and the Equityholder Representative shall promptly, and in any event, within 10 days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to (i) with respect to all matters on the Closing Statement other than the Final Specified Capital Expenditures, an independent nationally recognized firm of independent certified public accountants and (ii) with respect to the Final Specified Capital Expenditures, an independent nationally recognized firm that has qualified expertise to assess the determination of the Final Specified Capital Expenditures, in each case, as determined mutually by the Parties (as applicable, the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 2.4(b), by delivering, within 10 days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. The Valuation Firm’s determination shall be based on (x) one written presentation submitted by each of the Equityholder Representative and the Buyer (which the Valuation Firm shall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both presentations) and (y) on one written response by each of the Equityholder Representative and the Buyer (which the Valuation Firm shall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both such responses) (i.e., not on the basis of an independent review). The Buyer and the Equityholder Representative shall each cooperate fully with the Valuation Firm so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided that no Party (or any of its Affiliates, advisors or Representatives) shall engage in any ex parte communications with the Valuation Firm. The Valuation Firm shall determine, based solely on the presentations and responses submitted by the Equityholder Representative and the Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by the Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Buyer and the Equityholder Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all remaining disputed items in the Dispute Notice within 30 days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items in the Dispute Notice submitted to the Valuation Firm shall be set forth in a written statement by the Valuation Firm delivered to the Equityholder Representative and the Buyer and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 2.4(b) shall be borne by Equityholder Representative, on the one hand, and the Buyer, on the other hand, in inverse proportion to the final allocation made by such Valuation Firm of any disputed items in the Dispute Notice submitted to the Valuation Firm such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if the Equityholder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Valuation Firm ultimately resolves the dispute by awarding to the Equityholder Representative $700 of the $1,000 disputed, then the fees, costs and expenses of the Valuation Firm will be allocated 70% (i.e., 700 ÷ 1,000) to the Buyer and 30% (i.e., 300 ÷ 1,000) to the Equityholder Representative.

(c) From and after the Equityholder Representative’s receipt of the Closing Statement until the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures are finally determined pursuant to this Section 2.4, the Equityholder Representative, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to the Buyer, permitted reasonable access during normal business hours to the Company, its Subsidiaries and the Buyer and their respective auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by the Buyer and/or the Company’s or its subsidiaries’ auditors or accountants to prepare and calculate the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures, but excluding information the disclosure of which, Buyer has been advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) and, subject to such Person and their auditors, accountants and other Representatives entering into any such access letters reasonably required).

(d) Adjustment to Merger Consideration.

(i) If the Merger Consideration, as finally determined pursuant to Section 2.4(b) exceeds the Estimated Merger Consideration (such excess amount, the “Excess Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, the Buyer shall pay the Excess Amount to the Equityholder Representative in immediately available funds to an account designated in writing by the Equityholder Representative.

(ii) If the Estimated Merger Consideration exceeds the Merger Consideration as finally determined pursuant to Section 2.4(b) (such amount, the “Deficit Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, the Equityholder Representative shall (x) pay the Deficit Amount to the Buyer in immediately available funds to an account designated by the Buyer; provided that, if the Equityholder Representative fails to deliver the Deficit Amount to the Buyer within five Business Days after the date on which the Merger Consideration is finally determined, the RAC shall, and shall cause Rice Holdings to cancel:

(A) a whole number of each component part of the Company Interests issued to each Company Class A Unitholder on the Closing Date such that the aggregate number of Company Interests issued to such Company Class A Unitholder pursuant to this Agreement and not so cancelled is equal to the sum of (1) the number of Company Interests such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any) plus (2) a number of Company Interests (rounded down to the lowest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests) equal to (x) the Company Class A Unitholder Cash Consideration such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration divided by (y) the Reference Price;

(B) a whole number of each component part of the Company Interests issued to each Company Class B Unitholder on the Closing Date such that the aggregate number of Company Interests issued to such Company Class B Unitholder pursuant to this Agreement and not so cancelled is equal to the sum of (1) the number of Company Interests such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any) plus (2) a number of Company Interests (rounded down to the lowest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests) equal to (x) the Company Class B Unitholder Cash Consideration such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration divided by (y) the Reference Price.

(e) Any such payments or surrender, as applicable, made pursuant to this Section 2.4 shall be deemed an adjustment to the Merger Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(f) For the avoidance of doubt, the adjustments under Section 2.4(d)(i) and Section 2.4(d)(ii) shall be calculated in a manner such that the amount of Equity Interests issued or cancelled on a per share basis, as relevant, shall be equal to (i) the difference between (x) the Estimated Merger Consideration and (y) the Merger Consideration as finally determined in accordance with Section 2.4(b) divided by (ii) the Reference Price.

Section 2.5 Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to the Buyer, duly executed counterparts of the Stockholders Agreement;

(b) to the Buyer, duly executed counterparts of each of the applicable Company Unitholders in respect of the Rice Holdings A&R LLCA, executed by each respective applicable Company Unitholders;

(c) to the Buyer, a duly executed copy of the Certificate of Merger;

(d) to the Buyer, written resignations, effective as of the Closing, of those directors and officers of the Company that the Buyer designates in writing to the Company at least two Business Days prior to the Closing;

(e) to the Buyer, (i) a properly completed IRS Form W-9, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(f) to the Buyer evidence of the termination of the Affiliated Transactions pursuant to Section 6.14;

(g) to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of the Company; and

(h) to the Buyer at least three (3) Business Days prior to Closing, the Credit Agreement Payoff Letter.

Section 2.6 Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a) to the Company Unitholders, as applicable, the amounts payable to them pursuant to Section 2.2(c)(ii);

(b) to each Company Unitholder, evidence of the issuance of the whole Company Interests in book-entry form and not certificated, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Merger as provided in Section 2.1(a)(iv);

(c) to the Equityholder Representative, a duly executed counterpart from the Buyer and, to the extent applicable, RAC to each of (i) the Company A&R LLCA and (ii) the Stockholders Agreement; and

(d) to the Equityholder Representative, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer.

Section 2.7 Withholding and Wage Payments.

(a) The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding are required under applicable Law and to use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity on behalf of the Person with respect to whom such withholding was made, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Group Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability.

(a) The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) No Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e) Other than as set forth on Schedule 3.2, the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than as set forth on Schedule 3.2, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.2 are obtained.

Section 3.2 Non-contravention. Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 3.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.

(b) Except as set forth on Schedule 3.3(b) or for this Agreement or the Company LLCA:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c) All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Unitholder has, or has had, any record and/or beneficial ownership of RAC Stock.

(d) Schedule 3.3(d)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the one month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, expected to be material, individually or in the aggregate, in amount or effect.

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e) Except for the Transaction Expenses, Liabilities incurred since the Latest Balance Sheet Date and Liabilities set forth on Schedule 3.4(e), (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (B) has no Liabilities in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP and (ii) the Company (A) was formed solely for the purpose of holding 100% of the limited liability company interests of the Company Subsidiaries, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (C) has never engaged in any other activities other than incident to its ownership of the Company Subsidiaries and (D) has no Liabilities in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP.

(f) Except as set forth on Schedule 3.4(f), no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities expressly set forth in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(g) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5 No Material Adverse Effect. Since December 31, 2020 through the Execution Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 5.1.

Section 3.7 Real Property.

(a) As of the Execution Date, Schedule 3.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases together with any such Lease entered into during the Pre-Closing Period, the “Material Leases”). Except as set forth on Schedule 3.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens); (ii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and there are no disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by the Group Company under any Material Lease; (iv) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Material Lease; and (v) except as set forth on Schedule 3.7, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. Except as set forth on Schedule 3.7, no Group Company owns fee title to any land.

(b) The Leased Real Property identified in Schedule 3.7 comprises all of the material real property used in the business of the Group Companies.

(c) To the Knowledge of the Company, the buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property are in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b) No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax.

(c) There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f) The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.8(f). No election has been made (or is pending) to change any of the foregoing.

(g) No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local tax law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h) There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of the Group Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns.

(k) Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns) or (ii) is or has been in the last five years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns).

(l) No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(m) No Group Company has been, in the past two years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(n) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(o) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), as of the Execution Date, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii) Contract with any Material Customer or Material Supplier;

(iii) Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby; Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $500,000 in a calendar year or more than $2,000,000 in the aggregate over the life of the Contract;

(iv) any employment agreement with any employee of the Company or any Company Subsidiary that has future required scheduled payments in excess of $150,000 per annum and is not terminable by the Company or such Company Subsidiary, as applicable, upon notice of sixty (60) calendar days or less for a cost less than $150,000;

(v) Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company Indebtedness or guaranteed Company Indebtedness of others;

(vi) Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vii) (x) Contract entered into within the three year period preceding the Execution Date, for the settlement or avoidance of any material dispute regarding the ownership, use, validity or enforceability of material Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (y) Contract that materially restricts the use or licensing of any Owned Intellectual Property or (z) license or royalty Contract under which the Group Companies license any material Intellectual Property with annual or one-time payments in excess of $50,000 and other than non-exclusive licenses of commercially-available Software;

(viii) Contract providing for any Group Company to make any capital contribution to, in, any Person;

(ix) Contract providing for aggregate future payments to or from any Group Company in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(x) joint venture, partnership, strategic alliance or similar Contract;

(xi) power of attorney in the Material Contracts;

(xii) Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xiii) Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiv) Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xv) Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 31, 2020, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xvi) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xvii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xviii) any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xix) Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xx) material interest rate, currency, or other hedging Contracts;

(xxi) Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxii) Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxiii) Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 31, 2020, other than sales of inventory in the Ordinary Course of Business;

(xxiv) Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxv) Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b) Except as disclosed on Schedule 3.9(b), each Contract listed on Section 3.9(a) (together with any such Contract entered into during the Pre-Closing Period, each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last 12 months, no Group Company has received any written, claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c) Since December 31, 2020, (i) none of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the 12 months ended December 31, 2020 (each, a “Material Customer”) has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.

(d) Since December 31, 2020, (i) no Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10 Intellectual Property.

(a) None of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have since the Lookback Date infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 3.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

(b) Each Group Company owns, or has a valid right to use, all material Intellectual Property that is used in or necessary for the business of such Group Company as currently conducted. As of the Execution Date, Schedule 3.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. To the Knowledge of the Company, all the Intellectual Property disclosed in Schedule 3.10(b) and any of such Intellectual Property that comes into existence during the Pre-Closing Period is subsisting, valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order materially restricting the use or licensing thereof by such Group Company.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information owned by such Group Company. Except as required by applicable Law, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d) The IT Assets are sufficient in all material respects for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place reasonable security procedures and have taken commercially reasonable steps designed to safeguard the availability, security and integrity of the IT Assets and all Personal Information, material confidential data and other information stored thereon, including from unauthorized access.

(e) Except as set forth on Schedule 3.10(e), to the Knowledge of the Company, the Group Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(f) Except as set forth on Schedule 3.10(f), to the Knowledge of the Company, the Group Companies are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Privacy and Security Requirements. To the Knowledge of the Company, the Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

(g) No source code that constitutes a Trade Secret within the Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred that would require that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that, to the Knowledge of the Company, has or would require any public distribution of any material Software, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

Section 3.11 Information Supplied . The information supplied or to be supplied by the Group Companies or their respective Affiliates on behalf of any of the Group Companies for inclusion or incorporation by reference in the Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings); provided that for the avoidance of doubt, no warranty or representation is made by the Company or the Group Companies with respect to statements made or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based on information supplied by the Buyer Parties, Archaea or any other party, or their respective Affiliates for inclusion therein.

Section 3.12 Litigation. Except as set forth on Schedule 3.12 or that has been fully resolved, there have been since the Lookback Date, and there are no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company related to the business of the Group Companies. Except as set forth on Schedule 3.12, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13 Brokerage. Except as set forth on Schedule 3.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14 Labor Matters.

(a) The Company has delivered to the Buyer Parties a complete list of all employees, workers and individual consultants of each of the Group Companies as of April 5, 2021 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, job title, leave status (including type of leave and return date), employing entity and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b) No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. In the past three years, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred in the past three years. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations, or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c) Except as set forth in Schedule 3.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. Except as set forth in Schedule 3.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Since the Lookback Date, no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company.

(e) Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full (or properly accrued) to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f) Except as set forth on Schedule 3.14(f), no senior executive or employee with annualized base compensation at or above $150,000 of any Group Company has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first 12 months following the Closing.

(g) To the Knowledge of the Company, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by the Group Company.

(h) To the Knowledge of the Company, except as would not reasonably be expected to result in material liability to the Company, no employee or individual independent contractor has filed a written complaint or allegation of sexual harassment in the last five years.

(i) Except as set forth on Schedule 3.14(i), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Company related to COVID-19.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth a list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) the most recent actuarial valuation report, and (vi) all related insurance Contracts, trust agreements or other funding arrangements.

(b) Except as set forth on Schedule 3.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post- termination health or life insurance or any other retiree, post-ownership or post- termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage (each, a “Retiree Welfare Plan”), (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person. With respect to each Retiree Welfare Plan, the Group Companies have reserved the right to amend, modify or terminate such plan at any time without Liability to any Group Company.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d) Except as set forth on Schedule 3.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16 Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a) or that has been fully resolved, (i) each Group Company is and since the Lookback Date has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws and any Permits required by Environmental Law; (b) in the last three (3) years, (i) no Group Company has received any notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved, and (ii) there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or would reasonably be expected to result in material Liability to any of the Group Companies under Environmental Laws; (c) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (d) except in the ordinary course pursuant to Material Contracts, no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or control.

Section 3.19 Regulatory Status.

(a) Each electric generating facility that is owned by a Group Company is a Qualifying Facility. Each Group Company that directly owns one or more electric generating facilities has filed with FERC a Form 556 notice of self-certification for each electric generating facility as a Qualifying Facility, and each such Form 556 self-certification is in full force and effect. Each Qualifying Facility qualifies for the exemptions from regulation that are set forth in 18 C.F.R. §§ 292.601(c), 292.602(b), and 292.602(c); however, Seneca Energy II, LLC does not qualify for exemption from regulation pursuant to 18 C.F.R. §§ 292.601(c), 292.602(b), or 292.602(c); and provided further that Innovative Energy Systems, LLC (i) is a “public utility” under the FPA, although not an “electric utility company” under PUHCA, (ii) does not directly own any Qualifying Facility, and (iii) holds no exemption from regulation pursuant to 18 C.F.R. §§ 292.601(c), 292.602(b), or 292.602(c). No Group Company is currently subject to, or not exempt from, regulation under PUHCA, except to the extent provided for under 18 C.F.R. § 366.3(a). To the extent any Group Company qualifies as a “holding company” pursuant to PUHCA or FERC’s implementing regulations thereunder, it is a “holding company” solely with respect to one or more Qualifying Facilities.

(b) For each Group Company that has MBR Authority, the Group Company’s MBR Authority is in full force and effect.

(c) No Group Company is subject to regulation as a “natural gas company” as defined in the NGA with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters.

(d) No Group Company is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(e) Except for prior authorization under Section 203 of the FPA, required for the Business Combination Transactions taken together, no pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20 Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material personal property assets, properties, rights and interests (whether real, personal, tangible or intangible) free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). Other than assets, properties, rights and interests necessary to develop, construct or maintain projects after the Execution Date, the Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Execution Date.

Section 3.21 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) arrangements with Archaea or related to the Archaea Agreement, (c) arrangements related to the Class C Units pursuant to the Company LLCA, (d) arrangements with the portfolio companies of the Company Unitholders in the Ordinary Course of Business or (e) as disclosed on Schedule 3.21, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than 2% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.22 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b) In the last five years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe or any unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c) As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.23 No Other Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING RAC AND THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, RAC, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING RAC AND THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.23 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in the RAC SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such RAC SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a RAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in the Buyer Fundamental Representations), the Buyer Parties and RAC each hereby represent and warrant that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability.

(a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Rice Holdings is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. IntermediateCo is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. RAC is a corporation and is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Buyer Parties, other than RAC, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. RAC has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d) No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each Buyer Party, other than RAC, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and are or will be Enforceable against such Buyer Party. No other proceedings on the part of the Buyer, except for the Required Vote of the RAC Stockholders, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. RAC has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of RAC and the board of directors of RAC and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholders Voting Matters, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. No other vote of the equityholders of RAC, other than the Required Vote of the RAC Stockholders is necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated thereby.

(f) A correct and complete copy of the RAC Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on October 27, 2020 and Exhibit 3.3 to the Form S-1 filed with the SEC on October 6, 2020. RAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Non-contravention. Subject to the receipt of the requisite approval of this Agreement by the Buyer Member and except as set forth on Schedule 4.2, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer Party; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby.

Section 4.3 Buyer Parties Capitalization.

(a) As of the Execution Date, the authorized capitalization of the Buyer is as set forth on Schedule 4.3(a). All outstanding OpCo Common Units are (i) issued in compliance in all material respects with applicable Law and (ii) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case as set forth in the RAC Governing Documents, the Buyer Governing Documents, the Archaea Agreement, any Permitted Equity Subscription Agreement, the Subscription Agreements, this Agreement, or the RAC SEC Documents, there are no outstanding (A) outstanding Equity Interests of the Buyer, (B) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Buyer or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Buyer to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (C) obligations of the Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.3(a), as described in the Archaea Agreement and the Equity Interests the Buyer holds in Company Merger Sub, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Company Merger Sub is wholly-owned by the Buyer, and Company Merger Sub does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. The Buyer is wholly-owned by IntermediateCo, and IntermediateCo does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. IntermediateCo is wholly-owned by Rice Holdings, and Rice Holdings does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Rice Holdings is wholly-owned by RAC, and RAC does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c) The Company Interests to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract, and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the RAC Governing Documents, the Buyer Certificate of Formation, the Stockholders Agreement and the Rice Holdings A&R LLCA.

(d) Other than as set forth on Schedule 4.3(d), the Buyer Parties have no obligations with respect to or under any indebtedness for borrowed money.

Section 4.4 Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened against or affecting a Buyer Party or its properties or rights.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, none of the Buyer Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.6 Business Activities.

(a) Since its formation, no Buyer Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the RAC Governing Documents, Buyer Governing Documents, and the Archaea Agreement there is no Contract, commitment, or Order binding upon any Buyer Party or to which any Buyer Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer Parties or any acquisition of property by the Buyer Parties or the conduct of business by the Buyer Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer Parties.

(b) Except for this Agreement, the Archaea Agreement and the Business Combination Transactions, no Buyer Party has any interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement and the Archaea Agreement, the Buyer Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The Buyer Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective Buyer Parties as of December 31, 2020 (as applicable, the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer Parties or the Sponsor in connection with the Business Combination Transactions.

Section 4.7 Compliance with Laws. The Buyer Parties, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the Buyer Parties and the Buyer Parties have not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 4.8 Organization of Buyer Parties. The Buyer Parties were formed solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement or the Archaea Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 4.9 Financing. The Buyer has delivered to the Company true, correct and complete copies of (i) each of the Subscription Agreements entered into by the Buyer with the PIPE Investors and (ii) an executed debt commitment letter, dated as of the Execution Date (including all exhibits, schedules and annexes thereto, collectively, as amended, the “Debt Commitment Letter”, and together with the Subscription Agreements and Forward Purchase Agreement, the “Commitment Letters”), from the Debt Financing Sources and all fee letters associated therewith (the “Fee Letter”) (provided that provisions in the fee letters related solely to fees and economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)) to provide, subject to the terms and conditions therein, the amount of the financing set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, the “Financing”). To the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Sources and Equity Financing Source set forth in the Commitment Letters, with respect to the Debt Financing Sources and each Equity Financing Source, as applicable, as of the Execution Date, the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is currently contemplated by any party thereto. Each of the Commitment Letters is Enforceable against the Buyer and, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Source and Equity Financing Source set forth in the Commitment Letters, each Debt Financing Source and Equity Financing Source. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. Other than the Fee Letter, there are no other agreements, side letters, or arrangements between the Buyer and (i) Debt Financing Source related to the Debt Financing or (ii) any Equity Financing Source relating to any Subscription Agreement or the Forward Purchase Agreement. As of the Execution Date, there are no facts or circumstances that (i) would reasonably be expected to constitute a default or a breach of the Commitment Letters by the Buyer or, to Buyer’s Knowledge, the other parties thereto or (ii) to Buyer’s Knowledge, would reasonably be expected to result in any of the conditions set forth in any Commitment Letter not being satisfied, or the aggregate amount of the Financing not being available to the Buyer, on the Closing Date. Except as set forth in the Commitment Letters there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Financing Sources to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Financing Sources, as applicable, to reduce the total amount of the Financing (including any condition or other contingency relating to the availability of the Financing pursuant to any “flex” provisions). As of the date of this Agreement, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

Section 4.10 Buyer Parties. Company Merger Sub: (a) has been or will be formed solely for the purposes of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable); (b) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by Buyer; (c) has not engaged, and prior to the Closing will not engage, in any business or activity other than the activities related to its organization and the execution of this Agreement and/or the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or thereby (as applicable); (d) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable) such Person is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order; or (e) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 4.11 Tax Matters. Except as set forth on Schedule 4.11:

(a) Each of the Buyer Parties and RAC has filed all income Tax Returns and other material Tax Returns required to be filed by each such entity on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All income Tax Returns and other material Tax Returns filed by each of the Buyer Parties and RAC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by any of the Buyer Parties or RAC (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each of the Buyer Parties and RAC has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) None of the Buyer Parties nor RAC has received any written claim made by a Taxing Authority in a jurisdiction where any such entity does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) None of the Buyer Parties nor RAC is currently nor has been within the last five years the subject of any Tax proceeding with respect to any Taxes or Tax Returns of or with respect to such entity, no such Tax proceeding is pending, and to the Knowledge of any of the Buyer Parties or RAC, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. None of the Buyer Parties nor RAC has ever commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any of the Buyer Parties or RAC have been paid, settled or withdrawn, and, to the Knowledge of each such entity, no such deficiency has been threatened or proposed in writing against any of the Buyer Parties or RAC.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any of the Buyer Parties or RAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. None of the Buyer Parties nor RAC is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruing or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any of the Buyer Parties or RAC.

(f) None of the Buyer Parties nor RAC will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(g) None of the Buyer Parties nor RAC has deferred any “applicable employment taxes” under Section 2303 of the CARES Act, and each of the Buyer Parties and RAC has properly complied with all requirements for obtaining for all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(h) There is no Lien for Taxes on any of the assets of the Buyer Parties or RAC, other than Permitted Liens.

(i) None of the Buyer Parties nor RAC has ever been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and none of such entities has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). None of the Buyer Parties nor RAC is party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of each of the Buyer Parties and RAC does not materially exceed reserves for Tax liabilities maintained by each such entity in accordance with GAAP, as adjusted for the passage of time through the Closing Date in accordance with the past practices of each such entity in filing its Tax Returns.

(k) Since the date of its respective formation, other than RAC, each of the Buyer Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations). Since the date of its formation, RAC has at all times been classified for all U.S. federal and applicable state and local tax purposes as a domestic corporation (within the meaning of Section 7701 of the Code).

(l) None of the Buyer Parties nor RAC has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impeded the intended tax treatment of the transactions described in this Agreement.

Section 4.12 Non-contravention. Subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the RAC Governing Documents; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which RAC is a party or by which RAC or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of RAC; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to RAC, excluding from the foregoing clauses (b), (c), (d) and Section 4.13 such requirements, violations or defaults which would not reasonably be expected to be material to RAC, taken as a whole. The Required Vote is the only vote of the holders of any class or series of RAC capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements. RAC is in compliance in all material respects with the related party policies set forth in the RAC Governing Documents.

Section 4.14 RAC Capitalization.

(a) As of the Execution Date, the authorized share capital of RAC is as set forth on Schedule 4.14(a). All outstanding RAC Common Stock and RAC Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the RAC Governing Documents, the Subscription Agreements, this Agreement, or the RAC SEC Documents and (ii) for RAC Common Stock and RAC Warrants, the Forward Purchase Securities and the RAC Share Redemption, there are no outstanding (x) outstanding Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RAC or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RAC to acquire from any Person, and no obligation of RAC to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (z) obligations of RAC to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.14(a) and the Equity Interests RAC holds in the Buyer and its Subsidiaries, RAC does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Other than as set forth on Schedule 4.14(b), RAC has no obligations with respect to or under any indebtedness for borrowed money.

Section 4.15 Information Supplied; Proxy Statement. The information supplied or to be supplied by RAC or the Buyer Parties or their respective Affiliates on behalf of RAC or a Buyer Party for inclusion or incorporation by reference in the Proxy Statement, the Additional RAC Filings, any other RAC SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Proxy Statement will, at the time it is mailed to the RAC Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.16 Trust Account. As of the Execution Date, the Buyer has at least $237,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the Buyer. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the RAC SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the RAC Stockholders who shall have exercised their rights to participate in the RAC Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 4.17 RAC SEC Documents; Financial Statements; Controls.

(a) RAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of RAC’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “RAC SEC Documents”). As of their respective dates, each of the RAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RAC SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the RAC SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other RAC SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the RAC SEC Documents. To the Knowledge of the Buyer, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any RAC SEC Document. No notice of any SEC review or investigation of the Buyer or the RAC SEC Documents has been received by the Buyer. Since the consummation of the initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(b) The RAC SEC Documents contain true and complete copies of RAC’s financial statements. Each of the financial statements of RAC included in the RAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of RAC, as of their respective dates and the results of operations and the cash flows of RAC, for the periods presented therein.

(c) The books of account and other financial records of RAC have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of RAC have been properly recorded therein in all material respects. RAC has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of RAC is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) RAC has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by RAC; (ii) any fraud, whether or not material, that involves RAC’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by RAC; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect RAC’s ability to record, process, summarize and report financial information.

(e) Since the consummation of the initial public offering of RAC’s securities, RAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RAC SEC Document. Each such certification is correct and complete. RAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning RAC is made known on a timely basis to the individuals responsible for the preparation of RAC’s SEC filings. As used in this Section 4.17(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) RAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) As of their respective dates, all forms, reports, schedules, statements and other documents filed by RAC with the SEC during the Pre-Closing Period, under the Securities Act and the Securities Exchange Act, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), will have complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of such forms, reports, schedules, statements and other documents will contain, when filed or, if amended during the Pre-Closing Period, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.18 Listing. Since its initial public offering, RAC has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding shares of RAC Common Stock and RAC Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against RAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the RAC Public Securities or prohibit or terminate the listing of the RAC Public Securities on the Stock Exchange. RAC has taken no action that would reasonably be likely to result in the termination of the registration of the RAC Public Securities under the Securities Exchange Act. RAC has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the RAC Public Securities.

Section 4.19 Investment Company; Emerging Growth Company. RAC is not an “investment company” within the meaning of the Investment Company Act of 1940. RAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.20 Inspections; Buyer’s Representations. RAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. RAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). RAC agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.21 PIPE Investment Amount. RAC has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to RAC in the aggregate amount of the PIPE Investment. As of the Execution Date, to the Knowledge of the Buyer, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect. Each Subscription Agreement is (A) a legal, valid and binding obligation of RAC and, to the Knowledge of the Buyer, each PIPE Investor and (B) Enforceable against RAC and, to the Knowledge of the Buyer, each PIPE Investor. There are no other agreements, side letters, or arrangements between RAC and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to RAC the applicable portion of the PIPE Investment set forth in the Subscription Agreements and, as of the Execution Date, RAC does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to RAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of RAC under any material term or condition of any Subscription Agreement and, as of the Execution Date, RAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

Section 4.22 Related Person Transactions. Except as set forth on Schedule Section 4.22 and other than the private placement of securities in connection with RAC’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts (the “Sponsor Related Person Transactions”) between Sponsor or its Affiliates, on the one hand, and the Buyer, any officer, director, manager or Affiliate of the Buyer or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by RAC in the RAC SEC Filings.

Section 4.23 Employees. Other than any officers as described in the RAC SEC Reports, none of the Buyer Parties have any employees on their payroll, and have retained any contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by RAC’s officers and directors in connection with activities on RAC’s behalf in an aggregate amount not in excess of the amount of cash held by RAC outside of the Trust Account, no Buyer Party has any unsatisfied material liability with respect to any employee, officer or director. No Buyer Party has never and does not currently maintain, sponsor, contribute to, have any obligation to contribute to or have any direct or indirect Liability under any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to Acquiror (other than salaries, wages, or bonuses payable in the ordinary course of business) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of Acquiror.

Section 4.24 Agreements, Contracts and Commitments.

(a) Schedule 4.24 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of a Buyer Party, including contracts by and among a Buyer Party, on the one hand, and any director, officer, stockholder or Affiliate of such party (the “Buyer Party Material Contracts”), other than any such Buyer Party Material Contract that is listed as an exhibit to any RAC SEC Report.

(b) No Buyer Party nor, to the Knowledge of the Buyer Parties, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Buyer Party Material Contract.

Article V
COVENANTS RELATING TO THE CONDUCT
OF THE GROUP COMPANIES AND THE BUYER

Section 5.1 Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Closing Date (such period, the “Pre-Closing Period”):

(a) the Company shall, and the Company shall cause the other Group Companies to the extent the Company (directly or indirectly) has the right, authority, power, or is not otherwise prevented from doing so under its or its Subsidiaries’ Governing Documents, to: (i) conduct and operate their business in the Ordinary Course of Business and (ii) maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer; (y) as expressly required hereby; or (z) as set forth on Schedule 5.1(a); and

(b) without limiting Section 5.1(a), except (A) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (B) as expressly required hereby; (C) as set forth on Schedule 5.1(b) and (D) other than to the extent that any action is reasonably required to be taken in respect of any actual protocols or policies associated with any COVID-19 Measures, cause the Company Subsidiaries to:

(i) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii) except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii) except to the extent required by applicable Law, make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment hereunder, or defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States);

(iv) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests;

(v) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time or to another Group Company;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Company Indebtedness, as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Company Indebtedness other than, in each case, indebtedness under existing credit facilities incurred in the Ordinary Course of Business in an amounts not to exceed $1,000,000;

(viii) cancel or forgive any Company Indebtedness owed to any Group Company;

(ix) make any Capital Expenditure or incur any Liabilities in connection therewith, except for Capital Expenditures with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget;

(x) make or effect any amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract, enter into any Contract that if entered into prior to the Execution Date would be a Material Contract, in each case other than in the Ordinary Course of Business;

(xi) enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii) sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xv) fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xvi) make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to Buyer prior to the Execution Date and set forth on Schedule 3.15(a); (B) annual base compensation increases made in the Ordinary Course of Business pursuant to clause (a) of the definition thereof for employees or individual independent contractors who are eligible to earn total annual compensation equal to or less than $150,000 both before and after any such increase, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xvii) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Execution Date or applicable Law.

(xviii) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date;

(xix) hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

(xx) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xxi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

(xxii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxiii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(xxiv) take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (A) loss of Qualifying Facility status, (B) the loss (by any Group Company that directly owns a Qualifying Facility, other than Seneca Energy II, LLC) of any of the exemptions set forth in 18 C.F.R. §§ 292.601(c), 292.602(b), and 292.602(c), (C) loss of MBR Authority, or (D) financial, organizational or rate regulation under the Laws of any State Commission;

(xxv) enter into any new line of business;

(xxvi) make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxvii) make or effect any amendment to, waiver of, or termination (other than an expiration in accordance with the terms thereof) of, the LES MIPA; or

(xxviii) agree to, authorize or commit in writing to do any of the foregoing.

(c) From the Measurement Time until the Closing, the Company shall not, and the Company shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to the Company Unitholders at the Closing.

(d) Nothing contained herein shall be deemed to give the Buyer or Company Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations. In addition, nothing herein shall be deemed to prohibit or restrict any Group Company from making Capital Expenditures with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget.

Section 5.2 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required by this Agreement or pursuant to the Archaea Agreement or (z) as set forth on Schedule 5.2(a), RAC shall not, the Buyer shall not (and Buyer shall cause each Buyer Party not to):

(i) amend or otherwise modify any of the RAC Governing Documents, the Buyer Governing Documents or the Trust Agreement;

(ii) withdraw any of the Trust Amount, other than as permitted by the RAC Governing Documents, Buyer Governing Documents or the Trust Agreement;

(iii) other than in connection a RAC Share Redemption, the Forward Purchase Agreement, any Permitted Equity Financing, the repayment of any working capital loan under Section 5.2(a)(vii) in RAC Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v) other than in connection with a RAC Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(vi) adjust, split, combine, redeem (other than a RAC Share Redemption) or reclassify any of its Equity Interests;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than indebtedness in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which indebtedness permits or allows all or any portion of such indebtedness to be converted into the number of RAC Warrants not to exceed $3,000,000 (with such RAC Warrants issued at $1.00 per RAC Warrant and at an exercise price of $11.50 per RAC Warrant) or which may be otherwise repaid in cash, (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any indebtedness for borrowed money;

(viii) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(ix) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(x) reduce the exercise price of any RAC Warrants;

(xi) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by the Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, (C) which imposes any material restrictions on the operations of businesses of the Buyer or (D) by the public stockholders or any other third party Person which relates to the transactions contemplated by this Agreement;

(xii) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement) or (H) surrender any right to claim any refund of a material amount of Taxes;

(xiii) enter into any new line of business; or

(xiv) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby, by the Archaea Agreement or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice RAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the RAC Governing Documents, at the Closing, RAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to RAC Stockholders who shall have validly elected to redeem their RAC Stock and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3 Status Preservation.

(a) Listing. During the Pre-Closing Period, RAC shall use reasonable best efforts to ensure RAC remains listed as a public company, and to ensure the RAC Common Stock and RAC Warrants continue to be listed, on the Stock Exchange.

(b) Qualification as an Emerging Growth Company. RAC shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause RAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, RAC will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, under the Securities Act and the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4 Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein; provided that any restriction set forth in the Confidentiality Agreement which requires the consent of the Company to share Confidential Information (as defined in the Confidentiality Agreement) with potential debt or equity financing sources shall be waived, subject to customary obligations of confidentiality. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources) or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.5 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of RAC and the Buyer reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of RAC and the Buyer such additional financial and operating data and other information regarding the business of the Group Companies as RAC and the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, RAC and the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act).

Section 6.6 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied.

Section 6.7 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act and the joint application pursuant to Section 203 of the FPA with respect to the transactions contemplated hereby to be filed no later than 15 Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act or the FPA; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, none of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Proxy Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b) As promptly as practicable following the Execution Date (but in any event within four (4) Business Days thereafter), RAC shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and RAC, the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, RAC will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and the press release and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and RAC shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the RAC Stockholders to vote at the RAC Stockholder Meeting in favor of the RAC Stockholder Voting Matters. RAC shall file a definitive version of the Proxy Statement with the SEC and cause the same to be mailed to its stockholders of record, as of the record date (the “RAC Record Date”) to be established by the RAC Board as promptly as practicable after, but in any event within five (5) Business Days of, the SEC confirming that they have completed their review of the Proxy Statement. RAC shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Securities Exchange Act. Those portions of the Proxy Statement filed by RAC in connection with the transactions contemplated hereby containing post-Closing twenty-four month financial forecasts of the Surviving Company (such portions, the “Post-Closing Projection Materials”) shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to inclusion in the Proxy Statement. For the avoidance of doubt, the Company and its counsel shall have a reasonable opportunity to review the proxy statement and to comment on such drafts and RAC shall consider such comments in good faith; provided that other than with respect to the Post-Closing Projection Materials, the Company’s prior written consent shall not be required for any other portions of the Proxy Statement.

(d) Prior to filing with the SEC, RAC will make available to the Company and the Equityholder Representative drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RAC will advise the Company and the Equityholder Representative, promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between RAC, the Buyer or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. In consultation with the Company, RAC shall promptly respond to any comments of the SEC on the Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. RAC will advise the other Parties, promptly after RAC receives notice that the SEC has completed review of the Proxy Statement. For the avoidance of doubt, the Company and its counsel shall have a reasonable opportunity to review any amendments and supplements to the Proxy Statement and to comment on such drafts and RAC shall consider such comments in good faith.

(e) The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the RAC Stockholders and at the time of the RAC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the RAC Stockholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 6.8(c), RAC shall promptly file (and Buyer, RAC and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the RAC Stockholders such amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by RAC and the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional RAC Filings”) shall include disclosure regarding (i) the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies and (ii) RAC, the Buyer and the business of RAC and the management, operations and financial condition of RAC. Accordingly, the Company agrees to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide RAC and the Buyer with all information concerning the Company Unitholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. The Buyer Parties agree to, as promptly as reasonably practicable, provide the Buyer Parties and the Group Companies with all information concerning such parties and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. The Company shall, and the Company shall cause the Group Companies to, make and RAC and the Buyer shall make, and, with respect to each party, shall cause their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, to make, available to RAC, the Buyer, the Company and the Group Companies, as applicable, and their respective counsel, auditors and other Representatives in connection with the drafting of the Proxy Statement, Additional RAC Filings and any other RAC SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC all information concerning such party, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, such Additional RAC Filing or other RAC SEC Filing. RAC and the Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, RAC shall be responsible, and the Company shall reasonably cooperate with RAC, in connection with (i) preparation for inclusion in the Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and RAC shall consider such comments in good faith.

(g) At least five days prior to Closing, RAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). The Buyer and RAC shall provide the Company with a reasonable opportunity to review and comment on the press release and the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, RAC and the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to RAC as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31. 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) RAC shall provide to the Company as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of RAC and its Subsidiaries as of December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of RAC’s independent auditor (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of RAC and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the RAC’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of RAC and any company or business units acquired by RAC, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

Section 6.9 RAC Stockholder Meeting. Each of the Buyer and RAC, acting through the RAC Board, upon recommendation of the RAC Special Committee, shall take all actions in accordance with applicable Law, and the RAC Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the RAC Stockholder Meeting for the purpose of considering and voting upon the RAC Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which RAC completes the mailing of the Proxy Statement to the RAC Stockholders pursuant to the terms of this Agreement. The RAC Board, upon recommendation of the RAC Special Committee, shall recommend adoption of this Agreement and approval of the RAC Stockholder Voting Matters and include such recommendation in the Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the RAC Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding the foregoing, the RAC Board, upon recommendation of the RAC Special Committee, may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw withhold, qualify, or modify the recommendation of the RAC Special Committee and the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters if the RAC Special Committee determines in good faith, after consultation with its legal counsel, that a take such action would constitute a breach by the RAC Special Committee and the RAC Board of its fiduciary obligations to RAC’s stockholders under applicable Law. Each of the Buyer and RAC agrees that its obligation to establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting for the purpose of seeking approval of the RAC Stockholder Voting Matters shall not be affected by any change, withdrawal, or modification by the RAC Special Committee or the RAC Board of its recommendation to RAC stockholders, intervening event or other circumstance, and each of the Buyer and RAC agrees to establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting and submit for the approval of the RAC Stockholders the RAC Stockholder Voting Matters, in each case as contemplated by this Section 6.9, regardless of whether there shall have occurred any such change, withdrawal, modification of recommendation, intervening event or other circumstance. Unless this Agreement has been duly terminated in accordance with the terms herein, RAC shall take all reasonable lawful action to solicit from the RAC Stockholders proxies in favor of the proposal to adopt this Agreement and approve the RAC Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the RAC Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, RAC may (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) adjourn or postpone the RAC Stockholder Meeting for a period of no longer than 15 calendar days: (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the RAC Board has determined in good faith is required by applicable Law be provided to the RAC Stockholders; (ii), in each case, for one or more periods, (x) if as of the time for which the RAC Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient voting Equity Interests of RAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RAC Stockholder Meeting or (y) in order to solicit additional proxies from the RAC Stockholders for purposes of obtaining approval of the Required Vote; (iii) to seek withdrawals of redemption requests from the RAC Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the RAC Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the RAC Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.10 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement, the Archaea Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Business Combination Transactions; provided, that if the Closing occurs, at and in connection therewith, RAC shall pay or reimburse each Party for all Transaction Expenses, which shall be paid: (a) first, from the cash released from the Trust Account; and (b) second, thereafter, if such cash is not sufficient to cover all Transaction Expenses, from other cash available to RAC. From and after the Closing, RAC shall, or shall cause its Subsidiaries to, promptly pay or reimburse each Party for all Transaction Expenses to the extent not previously paid.

Section 6.11 Financing; Financing Cooperation.

(a) Obligations of the Buyer.

(i) Prior to the Closing, the Buyer shall, assuming cooperation by the Company and its Subsidiaries in accordance with Section 6.11(b), use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and controlled Affiliates to use reasonable best efforts to, and shall cause their respective officers, employees, advisors and other representatives to use its reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, customary or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including (w) maintaining in effect the Commitment Letters, (x) satisfying on a timely basis (or obtaining the waiver of) all conditions applicable to it and its Affiliates in the Commitment Letters, (y) consummating the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and Equity Financing Sources to fund the Debt Financing and Equity Financing at the Closing in accordance with the terms set forth in the respective Commitment Letter, and (z) complying with its covenants and other obligations under the Commitment Letters.

(ii) Buyer shall not, without the prior written consent of the Company, (A) terminate either Commitment Letter (other than in connection with a replacement of the Commitment Letter permitted pursuant to this Section 6.11) or (B) agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, either Commitment Letter (except for any amendments to the Commitment Letters that would not or would not reasonably be expected to (I) amend, modify or expand the conditions precedent, or impose new or additional conditions or contingencies, to the Debt Financing or the Equity Financing, (II) reduce the aggregate amount of the Financing below the amount required (after taking into account available cash of the Company and its Subsidiaries) to make the Closing Date payments, (III) prevent, impede or delay the availability of or consummation of the Financing or (IV) adversely impact the ability of Buyer or any of its Affiliates to enforce its right against the parties to the Commitment Letters or the definitive agreements with respect thereto).

(iii) Buyer shall give the Company prompt written notice of (A) any termination of either Commitment Letter, (B) any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto, (C) the receipt of any written notice or other written communication with respect to any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto and (D) the occurrence of any other event or development, in the case of this clause (D), solely to the extent that Buyer believes in good faith that such event or development would adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters, in each case of the foregoing, with respect to the Debt Financing, solely to the extent the Debt Financing or a material portion thereof would reasonably be expected to become unavailable. Promptly after the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Buyer shall promptly after execution thereof deliver to Company copies of any amendment, replacement, supplement, modification or waiver to either Commitment Letter.

(iv) For the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 6.11 and in the Debt Commitment Letter, Buyer may amend or replace the Debt Commitment Letter to (A) add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the amount as is necessary to make the Closing Date payments and any such amendment or replacement would not reasonably be expected to delay or prevent the Closing or (B) modify pricing and implement or exercise any “flex” provisions as in effect on the date of this Agreement.

(b) Obligations of the Company. During the period from the Execution Date to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts, and shall cause the Company’s Subsidiaries and its and their officers, directors and employees to use reasonable best efforts to provide, and shall use its reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, all cooperation as may be reasonably requested by Buyer as necessary in connection with causing the conditions of the Debt Financing to be satisfied or otherwise in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, that are customary for financings of a type similar to the Debt Financing and upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person); (ii) furnish Buyer and its Debt Financing Sources with such financial and operating data and other relevant information with respect to the Company and its Subsidiaries that is readily available to the Company or can be prepared by the Company without unreasonable effort and as is required under the Debt Commitment Letter or as reasonably requested by Buyer or any of its Debt Financing Sources for the preparation of the confidential information memoranda, ratings agency presentations or the definitive documentation, in each case in connection with the Debt Financing (provided that, (A) the Buyer shall be solely responsible for the preparation of pro forma financial information (other than, for the avoidance of doubt, the Company’s historical financial statements required for Buyer to prepare the pro forma financial statements), including pro forma cost savings, synergies, capitalization or other adjustments desired to be incorporated into any financial information, (B) the Company shall not be required to provide any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” and (C) the Company shall not be required to provide projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing); (iii) assist Buyer and its Debt Financing Source, as may be reasonably requested by Buyer, in the preparation of (A) bank offering memoranda, (B) customary marketing material, confidential information memoranda and syndication materials to be used in a syndication of the Debt Financing and (C) materials for rating agency presentations; (iv) cooperate with the marketing efforts of Buyer and its Debt Financing Sources for any portion of the Debt Financing as reasonably requested by Buyer; (v) cooperate with Buyer’s legal counsel in connection with any customary legal opinions that such counsel may be required to deliver in connection with the Debt Financing, as may be reasonably requested by Buyer; (vi) execute and deliver (but not before and not to be effective until the Closing) any pledge and security documents, other definitive financing documents, or other related certificates or documents with respect to the Company and its Subsidiaries as may be reasonably requested by Buyer and customary for financings of a type similar to the Debt Financing and otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Company Indebtedness to the extent contemplated by this Agreement) and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any Company Indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices); (vii) assist Buyer in obtaining from the Company and/or its Subsidiaries’ auditors customary comfort letters (including as to negative assurances) reasonably requested by the Buyer in connection with the Debt Financing; (viii) inform Buyer if the chief executive officer, chief financial officer, treasurer or controller of the Company or any of its Subsidiaries or any member, director, manager or equivalent authorized entity, body or individual of the Company or any of its Subsidiaries shall have any knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration; and (ix) provide, at least five Business Days prior to the Closing, all documentation required by applicable “know your customer” and anti-money laundering laws, including the USA PATRIOT Act, to the extent requested in writing at least 10 Business Days prior to Closing; provided, in each case, that (A) neither the Company nor any of its Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees) in connection with the Debt Financing prior to the Effective Time that is not subject to reimbursement hereunder, (B) the pre-Closing Board of Directors of the Company and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither the Company nor any of its Subsidiaries shall be required to execute or deliver prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than authorization letters with respect to any bank information memoranda, offering memoranda or similar document), (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate or similar actions prior to the Effective Time to permit the consummation of the Debt Financing, (E) no Affiliate of the Company shall have any obligations under this Section 6.11 following the consummation of the transactions contemplated by this Agreement, and (F) neither the Company nor any of its Subsidiaries shall be required to provide any assistance or cooperation that would unreasonably interfere with its business operations, conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws or result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party. The Company hereby consents to the use of the logos of the Company solely as reasonably necessary in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.

(c) Buyer shall (i) after the termination of this Agreement in connection with the Closing reasonably promptly upon request, reimburse the Group Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees and expenses) incurred by the Group Companies in connection with performing its obligations required under Section 7.11(b) and (ii) indemnify, defend and hold harmless the Group Companies and their respective representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information utilized (other than historical financial statements provided by the Group Companies or other information provided by the Group Companies and their respective representatives specifically for inclusion in the marketing materials for the Debt Financing) or any assistance or activities provided in connection therewith, except for the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are a result of the willful breach, bad faith, gross negligence or willful misconduct of the Group Companies or any of their respective representatives.

(d) No Recourse. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Company or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. For the avoidance of doubt, this Section 6.11(c) does not limit or affect any rights or remedies that the Buyer or any of its Subsidiaries may have against the parties to the Commitment Letter pursuant to the terms and conditions of the Commitment Letter.

Section 6.12 Directors and Officers.

(a) From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b) Tail Policy.

(i) For a period of six years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 6.12.

Section 6.13 Subscription Agreements; Forward Purchase Agreement; Redemptions; Permitted Equity Financing.

(a) Subscription Agreements. The Buyer and RAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. The Buyer and RAC shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer and RAC in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) enforce the Buyer’s and RAC’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to the Company if any counterparty to a Subscription Agreement notifies Buyer of any breach of any representation or other agreement contained in such Subscription Agreement by such counterparty.

(b) Forward Purchase Agreement. Unless otherwise approved in writing by the Company, the Sponsor and the Buyer Parties shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement or (ii) permit any assignment of the Forward Purchase Agreement, other than assignments to Affiliates. The Buyer and RAC shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, including maintaining in effect the Forward Purchase Agreement, and to: (i) satisfy on a timely basis all conditions and covenants applicable to Rice Holdings and RAC in the Forward Purchase Agreement and otherwise comply with their obligations thereunder, (ii) if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement at or prior to the Closing; (iii) deliver notices to counterparties to the Forward Purchase Agreement (if any) as required by and in the manner set forth in the Forward Purchase Agreement in order to cause timely funding in advance of the Closing; and (iv) enforce the Buyer Parties’ and Sponsor’s rights under the Forward Purchase Agreement, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, to cause the Purchaser (as defined in the Forward Purchase Agreement) to fund the amount set forth in the Forward Purchase Agreement in accordance with its terms.

(c) Permitted Equity Financing.

(i) During the Pre-Closing Period, RAC may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company, (A) each Permitted Equity Subscription Agreement shall not be in any form other than in substantially the form of the Subscription Agreement, (B) no such Permitted Equity Subscription Agreement shall provide for a purchase price of RAC Common Stock at a price per share of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (C) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of RAC Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $50,000,000, and (D) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than RAC Common Stock. Notwithstanding the foregoing, RAC shall provide drafts of any Permitted Equity Subscription Agreement to the Company prior to its entry thereinto, with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RAC shall deliver to the Company true, accurate and complete copies of each of the Permitted Equity Subscription Agreements entered into promptly after such entry.

(ii) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (A) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) reasonably assisting with the preparation of customary materials, (C) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (D) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (1) none of (x) the Company Unitholders, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (2) nothing in this Section 6.13(ii) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Unitholder, or Group Company to breach, waive or amend any terms of this Agreement, and (3) no Company Unitholder, or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii) At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.14 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement, the Archaea Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 6.15 280G. Prior to the Closing, the Company shall use reasonable best efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least seven (7) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.15 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents at least two (2) days prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Buyer Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the Closing Date, the Company shall cooperate with Buyer in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Buyer Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.

Section 6.16 No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 6.17 Name Change. In connection with the Closing, RAC shall change its name to “Archaea Energy Inc.”.

Section 6.18 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and the Company Unitholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 6.19 Archaea Agreement Efforts. Subject to the terms and conditions of this Agreement, RAC will, and will cause each of its Affiliates to, use the level of efforts set forth in the Archaea Agreement to consummate the transactions contemplated by the Archaea Agreement in the manner provided and on the terms and conditions described therein, including using the level of efforts set forth in the Archaea Agreement to (a) comply with its obligations under the Archaea Agreement, (b) satisfy all conditions applicable to RAC contained in the Archaea Agreement (and any other definitive agreements related to transactions contemplated by the Archaea Agreement the consummation of which is a condition thereto) within its control, and (c) upon satisfaction of such conditions, enforce all of its rights under the Archaea Agreement (or any other definitive agreements related thereto) in an attempt to consummate the transactions contemplated by the Archaea Agreement at or prior to the Outside Date (as it may be extended and as defined in the Archaea Agreement) of the Archaea Agreement. RAC will keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to consummate, and the status of, the transactions contemplated by the Archaea Agreement, and will provide the Company, as promptly as reasonably practicable upon request, with updates as to the status and timing of the transactions contemplated by the Archaea Agreement. RAC will notify the Company promptly and in any event within twenty-four hours upon having Knowledge (which definition of Knowledge shall, for purposes of this Section 6.19, not include an obligation of reasonable inquiry) of any notice of breach or of threatened breach (written or otherwise) received or delivered by RAC or any notice of termination or of threatened termination (written or otherwise) of the Archaea Agreement received or delivered by RAC. RAC will not amend, modify, supplement, agree to the termination of or waive any of the conditions to the Archaea Agreement or any other material provision of, or remedies under, the Archaea Agreement without Equityholder Representative’s consent, which shall not be unreasonably withheld. RAC shall be liable to the Company to the extent of any damages arising from the termination of this Agreement, in each case, solely to the extent (i) such termination resulted from Archaea’s Fraud or willful and material breach of the Archaea Agreement and (ii) such damages are recoverable by RAC against Archaea in accordance with the Archaea Agreement. Notwithstanding anything in this Agreement to the contrary, neither the Company’s nor the Equityholder Representative’s consent shall be required for Archaea to incur any capital expenditures approved by RAC in accordance with Section 5.1(d) of the Archaea Agreement.

Section 6.20 Release.

(a) Effective upon and following the Closing, each Buyer Party on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Unitholder, each of their respective Affiliates, and each of their respective successors and assigns (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 6.20 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Ancillary Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by the Company; or (iii) any claim based on Fraud.

(b) Effective upon and following the Closing, each Company Unitholder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Buyer Party and the Company, each of their respective Affiliates, and each of their respective successors and assigns (collectively, the “Buyer Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.20 shall release the Buyer Released Parties from their obligations: (i) under this Agreement or the other Ancillary Agreements; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice; or (iii) any claim based on Fraud.

Section 6.21 MIP Cancellation. Prior to the Effective Time, the Company shall cause each MIP Participant to enter into a MIP Cancellation Agreement. Prior to the Effective Time, the Company shall payout the amounts contemplated by the MIP Cancellation Agreements, such that all rights under the MIP shall be extinguished as of the Effective Time.

Section 6.22 R&W Insurance Policy. Rice Holdings shall not (and shall cause its Affiliates not to) modify the explicit subrogation provisions of the R&W Insurance Policy to the extent such modification would adversely impact the Unitholders without the prior written consent of the Equityholder Representative. The Equityholder Representative shall, and shall cause the Unitholders and their applicable Affiliates, to reasonably assist the Buyer Entities in the implementation of the R&W Insurance Policy, including by executing declarations and providing notices as may be required under the terms of the R&W Insurance Policy.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative or the Company arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or its Affiliates against the Equityholder Representative, any Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or their Affiliates against the Buyer or by the Buyer or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which the Buyer reasonably believes constitutes information protected by attorney-client privilege or which could violate any obligation owed to a third party under Contract or Law. This Section 7.1 shall not apply to Taxes or Tax matters, which are the subject of Section 8.1.

Section 7.2 Stock Exchange Listing. Prior to the Closing, RAC shall use reasonable best efforts to cause the shares of RAC Common Stock to be issued in connection with the Business Combination Transactions to be approved for listing on the Stock Exchange, including by submitting prior to the Closing an initial listing application with the Stock Exchange (the “NYSE Listing Application”) with respect to such shares, subject to official notice of issuance. RAC and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other Parties and shall otherwise reasonably assist and cooperate with the other Parties in connection with the preparation, filing and distribution of the NYSE Listing Application. RAC will use its reasonable best efforts to (i) cause the NYSE Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Stock Exchange or its staff concerning the NYSE Listing Application and (iii) have the NYSE Listing Application approved by the Stock Exchange as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NYSE Listing Application, or response to Stock Exchange comments with respect thereto, will be made by RAC without providing such other Parties a reasonable opportunity to review and comment thereon. RAC will promptly notify the Company and the Equityholder Representative upon the receipt of any comments from the Stock Exchange or any request from the Stock Exchange for amendments or supplements to the NYSE Listing Application and will, as promptly as practicable after receipt thereof, provide the Company and the Equityholder Representative with copies of all material correspondence between it, on the one hand, and the Stock Exchange, on the other hand, and all written comments with respect to the NYSE Listing Application received from the Stock Exchange and advise the other on any oral comments with respect to the NYSE Listing Application received from the Stock Exchange. RAC will advise the Company and the Equityholder Representative, promptly after RAC receives notice thereof, of the time of the approval of the NYSE Listing Application and the approval of the shares of RAC Common Stock to be issued in connection with the Business Combination Transactions for listing on the Stock Exchange, subject only to official notice of issuance.

Article VIII
TAX MATTERS

Section 8.1 Certain Tax Matters.

(a) Preparation of Tax Returns.

(i) The Buyer shall prepare, or cause to be prepared, at the cost and expense of the Company all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice except to the extent not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to the Equityholder Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall incorporate, or cause to be incorporated, all reasonable comments received from the Equityholder Representative no later than 1) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Equityholder Representative.

(ii) Notwithstanding the foregoing, each Tax Return described in this Section 8.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything herein to the contrary, the Company Unitholders, as applicable, at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Company Unitholders, as applicable, and paying all of the Taxes due and owing by the Company Unitholders, as applicable (including to the extent attributable to income of any Group Company that flows up to the Company Unitholders).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii) in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Group Company for a Pre-Closing Tax Period;

(iii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes;

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v) all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Company Unitholders shall (and the Company Unitholders shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Equityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company Unitholders shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 8.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d) The Buyer shall cause the Company, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Unitholders, the Company, and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e) RAC and each of the Parties acknowledges and agrees that for U.S. federal and, as applicable, state and local Tax purposes, they each intend that (i) the Merger shall be treated as an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which the Company is treated as a “terminated partnership,” and Rice Holdings is treated as the continuing partnership (ii) to the extent of cash consideration paid to the Company Unitholders, the transactions shall be treated as a taxable sale of Company Units by the Company Unitholders occurring immediately prior to such mergers in accordance with Treasury Regulations Section 1.708-1(c)(4), (which shall give rise to an adjustment to the basis in a portion of the direct and indirect assets of the Company and Archaea pursuant to Section 743 of the Code (and any comparable provisions of applicable state or local Tax law)), if an applicable election pursuant to Section 754 of the Code (and any comparable provision of applicable state or local tax law) has been made, (iii) the Company shall be treated as contributing all of its assets to Rice Holdings in exchange for partnership interests therein in a transaction described in Section 721(a) of the Code and then distributing such interests to its owners in liquidation and (iv) RAC Class B Common Stock to be issued by RAC in connection with the Business Combination Transactions shall be treated as having a fair market value of $0.00 as of the time of the Business Combination Transactions. RAC and each of the Parties hereto agrees that they will report the Business Combination Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the intentions described in this paragraph, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(f) Within 120 days following the Closing Date, (i) the Buyer will prepare, and deliver to the Equityholder Representative, an allocation statement allocating the Base Aggregate Cash Amount and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the equity interests of the Company Units acquired by Buyer pursuant to this Agreement and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) which shall be based on a third-party valuation of the assets of the Company and the Company Subsidiaries by a nationally recognized independent valuation firm selected by RAC following reasonable consultation with the Equityholder Representative (the “Allocation”) and (ii) the Equityholder Representative will prepare, and deliver to the Buyer, a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”); provided that, the Parties agree that the allocation to accounts receivable, inventory and tangible personal property shall be based on the net book value of such assets. The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder.

(g) The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Tax Basis Balance Sheet, Allocation and intended tax treatment hereunder (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h) Without the prior written consent of the Buyer, the Company Unitholders and the Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company. With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company Unitholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with the Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(i) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period (a “Tax Contest”), the Buyer will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest; provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Company Unitholders pursuant to this Agreement, except to the extent that the Company Unitholders are materially and adversely prejudiced as a result of such failure or delay. Buyer or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Buyer will control the contest or resolution of any such Tax Contest; provided, the Buyer will obtain the prior consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, the Equityholder Representative will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, in each case the fees and expenses of which will be borne solely by the Company Unitholders.

(j) After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return of any Group Company (including with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods), (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods, or (c) make or change any income election or accounting method or practice with respect to any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods.

Article IX
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c) Required Vote. The Required Vote shall have been obtained.

(d) Archaea Agreement. The Archaea Closing shall occur contemporaneously with, or have occurred prior to, the Closing.

(e) RAC Share Redemption. The RAC Share Redemptions shall have been completed in accordance with the terms hereof, the applicable RAC Governing Documents and the Trust Agreement.

(f) Listing. The RAC Common Stock being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(g) Federal Power Act. FERC has issued an order granting authorization pursuant to Section 203 of the FPA for the Business Combination Transactions taken together, and FERC shall not have stayed the effectiveness of such order.

Section 9.2 Conditions to the Obligations of the Buyer and the Company Merger Sub. The obligations of the Buyer and the Company Merger Sub to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii) the Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Company, Equityholder Representative. The respective covenants and agreements of the Company and the Equityholder Representative to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. The Company shall deliver to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 9.2(a) and (b) have been satisfied.

(d) Company Deliverables. The Company shall have delivered to the Buyer the various certificates, instruments and documents referred to in Section 2.5.

(e) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

(f) LES Sale. The Company shall have consummated the LES Sale.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

(ii) The Buyer Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

(d) Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(e) Buyer Deliverables. Buyer shall have delivered to the Company the various certificates, instruments and documents referred to in Section 2.6.

Section 9.4 Frustration of Closing Conditions

. None of the Company or the Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 9.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or is the primary cause of such final, non-appealable Law or Order;

(c) by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 150 days following the date of this Agreement, which date shall be extended automatically for up to 30 days to the extent the Expiration Date (as defined in the Debt Commitment Letter) is extended in accordance with its terms (as may be extended, the “Outside Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party or any of its applicable Affiliates (including, with respect to the Company, the Equityholder Representative) then in material breach of its representations, warranties, covenants or agreements under this Agreement or, with respect to Archaea, the Archaea Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the transactions contemplated hereby on or before the Outside Date;

(d) by the Company by written notice to the Buyer, if any Buyer Party or RAC breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s to consummate the transactions set forth in Section 9.1 or Section 9.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any Group Company or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by the Buyer by written notice to the Company, if any Group Company breaches in any material respect any of their representations or warranties contained herein or any Group Company or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Company Merger Sub’s obligations to consummate the transactions set forth in Section 9.1 or Section 9.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by the Buyer, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (B), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Buyer if any Buyer Party or RAC is then in breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the Company’s obligations to consummate the transactions set forth in Section 9.3.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.10, this Section 10.2 and Article XI hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No amendment or waiver to this Section 11.1, Section 11.3, Section 11.7 or Section 11.12 or defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is materially adverse in any respect to a Debt Financing Related Party shall be effective as to such Debt Financing Related Party without the written consent of such Debt Financing Related Party.

Section 11.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (with confirmation of transmission requested or received) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company, the Buyer, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties:

Rice Acquisition Corp.

102 East Main Street, Second Story

Carnegie, Pennsylvania 15106
Attention: Daniel Joseph Rice IV; J. Kyle Derham
E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002
Attention: Cyril V. Jones, P.C.
E-mail: cyril.jones@kirkland.com

Notices to Equityholder Representative: Aria Renewable Energy Systems LLC c/o Ares Management LLC Three Charles River Place, Suite 101 63 Kendrick Street Needham, MA 02494 Attention: Legal Department	with copies to (which shall not constitute notice): Orrick Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: John Cook E-mail: jcook@orrick.com

Notices to the Surviving Company and, following the Closing, the Buyer: Archaea Energy Inc. Attention: Daniel Joseph Rice IV; J. Kyle Derham E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com	with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002
Attention: David B. Feirstein, P.C.; Cyril V. Jones, P.C.
E-mail: david.feirstein@kirkland.com; cyril.jones@kirkland.com

Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the prior written consent of the other Parties; provided that the Buyer may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Section 11.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Opera” online data site hosted by Intralinks for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III and Article IV, at least one Business Day prior to the Execution Date or the Closing Date.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent among RAC and the Company dated as of February 22, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 11.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 11.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT (INCLUDING ANY proceeding against or involving any Debt Financing RELATED PARTY arising out of this Agreement or the Debt Financing), THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything to the contrary contained herein, each Party to this Agreement acknowledges and irrevocably agrees (a) any right or obligation of any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions and the performance contemplated hereby and thereby, and any Proceeding involving a Debt Financing Related Party relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles thereof, and subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding against any Debt Financing Related Party in any other court and (c) to waive any right it may have to a trial by jury in respect to any Proceeding against any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (d) the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby (A) waives any and all rights, claims and causes of action against any Debt Financing Related Party arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or the performance hereunder or thereunder or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) agrees not to commence any action or proceeding against any Debt Financing Related Party in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by any Person in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Debt Financing Related Party to be dismissed or otherwise terminated.

Section 11.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9 Trust Account Waiver. Each of the Company and the Equityholder Representative acknowledge that RAC has established the Trust Account for the benefit of its public RAC Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Equityholder Representative, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public RAC Stockholders upon the redemption of their shares and (b) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Unitholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Company and the Equityholder Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company and the Equityholder Representative further intend and understand such waiver to be Enforceable against the Company, the Equityholder Representative and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or the Equityholder Representative or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company and the Equityholder Representative hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company or the Equityholder Representative or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 11.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 11.14, (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13 and (z) the Debt Financing Sources, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.11). Notwithstanding the foregoing and anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 11.12, Section 11.1, Section 11.3, and Section 11.7 (and the definitions related thereto).

Section 11.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.4 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies or the Equityholder Representative or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 11.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements or the Forward Purchase Agreement, as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein). Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.

Section 11.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of OpCo Common Units or shares of Common Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares or units of Company Interests will be appropriately adjusted to provide to the Company Unitholders and the RAC Stockholders the same economic effect as contemplated hereby prior to such event.

Section 11.16 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (or any successor thereto) (“Orrick”) may represent the Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, the Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Orrick provides legal services to any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Orrick (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Orrick (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 11.17 Acknowledgements.

(a) The Company. The Company specifically acknowledges and agrees to the Buyer’s and RAC’s disclaimers of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer or RAC pursuant to this Agreement, whether made by the Buyer Parties or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, its Affiliates or Representatives by either the Buyer Parties or any of their respective Affiliates or Representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement. The Company (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement, neither the Buyer Parties nor any of their respective Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Buyer Parties, their respective assets or Liabilities, their respective business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Buyer Parties, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b) Buyer. The Buyer specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement, whether made by the Company or any of their respective Affiliates or Representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer Parties, their Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer Parties, their Affiliates or Representatives by the Company or any of their respective Affiliates or Representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement. The Buyer (i) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, its business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Group Companies, irrevocably and unconditionally waives and relinquishes any and all rights or Proceedings (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

Article XII
AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE

Section 12.1 Authorization of Equityholder Representative.

(a) Appointment. By adoption of this Agreement, execution of the Company Written Consent or the acceptance of any portion of the Merger Consideration, each Company Unitholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Company Unitholder, and to do any and all other acts or things on behalf of such Company Unitholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of each Company Unitholder; (ii) act for each Company Unitholder with respect to any adjustment to the Estimated Merger Consideration and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Buyer Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Unitholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Company Unitholders, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to the Buyer hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Company Unitholder, any amounts to be received by such Company Unitholder under this Agreement or any claim made by the Buyer Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Company Unitholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Company Unitholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Company Unitholders in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of each Company Unitholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. The Company Unitholders shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Buyer Parties shall be entitled to rely on any action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from any Company Unitholder.

(b) Indemnification; Expenses. Each Company Unitholder shall severally (based on each such Company Unitholder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Company Unitholders based on each such Company Unitholder’s Pro Rata Percentage. From and after the Closing, if the Equityholder Representative incurs any expenses or taxable income in connection with the performance of its duties under this Agreement or any Ancillary Agreement, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Company Unitholders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such expenses or taxable income. The Equityholder Representative may also from time to time submit invoices to the Company Unitholders covering such expenses and liabilities, which shall be paid by the Company Unitholders promptly following the receipt thereof based on their respective Pro Rata Percentages. Upon the request of any Company Unitholder, the Equityholder Representative shall provide such Company Unitholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

LFG BUYER CO, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

INTERMEDIATECO:

LFG Intermediate Co, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

RICE HOLDINGS:

RICE ACQUISITION HOLDINGS LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

COMPANY MERGER SUB:

Inigo Merger Sub, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

COMPANY:

ARIA ENERGY LLC

By:	/s/ Richard DiGia
Name:	Richard DiGia
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

EQUITYHOLDER REPRESENTATIVE:

ARIA RENEWABLE ENERGY SYSTEMS LLC

By:	/s/ Scott Parkes
Name:	Scott Parkes
Title:	Vice President

SOLELY FOR PURPOSES OF SECTION 2.2 Article IV, Article V, Article VI and Article XI

RAC:

RICE ACQUISITION CORP.

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Chief Accounting Officer

Signature Page to Business Combination Agreement

EXHIBIT C

FORM OF STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [●], 2021, by and among (a) [BuyerCo LLC] (the “Buyer”); (b) the stockholders listed on Schedule I hereto1 (together with their respective Affiliates and their respective Permitted Transferees hereunder, the “Aria Holders”); (c) Archaea Energy, LLC (“Archaea” and together with its Permitted Transferees hereunder, the “Archaea Holders”); (d) Rice Acquisition Holdings LLC (“OpCo”); (e) Rice Acquisition Sponsor LLC (“RAC Sponsor” and together with the Aria Holders and the Archaea Holders, the “Stockholder Parties”) and (f) Rice Acquisition Corp. (including any of its successors by merger, acquisition, reorganization, conversion or otherwise, the “Company”).2

RECITALS

WHEREAS, Buyer has entered into that certain Business Combination Agreement, dated as of April [●], 2021 (as it may be amended or supplemented from time to time, the “Aria Agreement”), by and among (a) Buyer, (b) [●] Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Buyer, (c) Aria Energy LLC, (d) OpCo, (e) [●], a [●], solely in its capacity as representative of the Company Unitholders (as defined in the Aria Agreement) and (f) solely for purposes of [Article V, Article VI, Article VII and Article XIII] thereof, the Company;

WHEREAS, Buyer has entered into that certain Business Combination Agreement, dated as of April [●], 2021 (as it may be amended or supplemented from time to time, the “Archaea Agreement” and, together with the Aria Agreement, the “Business Combination Agreements,” and the transactions contemplated by the Business Combination Agreements, collectively, the “Transaction”), by and among (a) Buyer, (b) [●] Merger Sub, LLC, a Delaware limited liability company, (c) Archaea Energy, LLC, (d) OpCo, (e) [TargetCo], a Delaware limited liability company, and (f) solely for purposes of [Article V, Article VI, Article VII and Article XIII] thereof, the Company;

WHEREAS, on October 21, 2020, the Company and RAC Sponsor entered into that certain Private Placement Warrants and Warrant Rights Purchase Agreement, pursuant to which RAC Sponsor committed to purchase 5,693,400 warrants in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”);

WHEREAS, among other things, (a) pursuant to the Aria Agreement, OpCo issued a number of [Class A Units (as defined below)] to the Aria Holders in accordance with the terms thereof, (b) pursuant to the Archaea Agreement, OpCo issued a number of [Class A Units] to Archaea in accordance with the terms thereof, and (c) the Company issued certain shares of Class B Common Stock (as defined below) to the Aria Holders and Archaea;

[1]	Note to Draft: Final stockholder information, including notice information to be populated in connection with Closing along with director information.
[2]	Note to Draft: Description/parties to the BCA subject to finalization based on transaction structuring.

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”), each of the Stockholder Parties Beneficially Owns the respective number of Class A Units of OpCo (the “Class A Units”) and Class B Common Stock, par value $0.0001 per share of the Company (the “Class B Common Stock,” and together with the Class A Units, collectively, the “Company Interests”), set forth on Exhibit A hereto; and

WHEREAS, the number of Company Interests Beneficially Owned by each Stockholder Party may change from time to time, in accordance with the terms of (a) the Business Combination Agreements, (b) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (c) the by-laws of the Company, as they may be amended, supplemented and/or restated from time to time (the “By-laws”) and (d) the OpCo A&R LLCA (as defined below), which changes shall be reported by each Stockholder Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, in connection with the Transaction, the Stockholder Parties have agreed to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions.3 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Stockholder Parties or any of their respective Affiliates and (ii) neither portfolio companies in which any Stockholder Party or any of their respective Affiliates has an investment (whether as debt or equity) nor limited partners, non-managing members or other similar direct or indirect investors in a Stockholder Party or its respective Affiliates shall be deemed to be Affiliates of the Stockholder Party or the Stockholder Party’s Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

[3]	Note to Draft: Defined terms to correspond with finalized defined terms in the Archaea Agreement and Aria Agreement, as applicable.

“Ares Investor” shall mean [ ] and [ ] and their respective Affiliates, and in each case their Permitted Transferees.

“Beneficially Own” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.0001 per share of the Company.

“Class A Common Units” shall mean the “Class A Common Units” of OpCo as defined in the OpCo A&R LLCA.

“Class B Common Units” shall mean the “Class B Common Units” of OpCo as defined in the OpCo A&R LLCA.

“Closing Date” shall mean the later of (a) the Closing Date as defined in the Archaea Agreement and (b) the Closing Date as defined in the Aria Agreement.

“Common Stock” shall mean Class A Common Stock, Class B Common Stock and any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock or Class B Common Stock, in each case by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, other entity, joint venture or similar arrangement (whether now existing or formed hereafter)), in the provision or development of renewable natural gas (or power derived therefrom) (excluding the Ares Investor and any financial investment firm or collective investment vehicle that holds less than [20]% of the outstanding equity of any Competitor).

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or any of its Subsidiaries, or a Stockholder Party, as the case may be, in the performance of duties for, or on behalf of, the Company or any of its Subsidiaries, including, without limitation: (a) internal business information of the Company and its Subsidiaries (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or any of its Subsidiaries, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any of its Subsidiaries has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s intellectual property and updates of any of the foregoing; provided that, “Confidential Information” shall not include any information that has (i) become generally known and widely available for use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are not authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party, (ii) was independently developed by such Stockholder Party or its representatives without the use of any other Confidential Information or (iii) is or has been made known or disclosed to such Stockholder Party by a third party (other than an Affiliate of such Stockholder Party) without a breach of any obligation of confidentiality such third party may have.

“Contract” shall mean any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Economic Interests” shall mean (a) the issued and outstanding shares of Class A Common Stock, (b) the issued and outstanding Class A Common Units and (c) any other equity security of (i) the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) or (ii) OpCo issued or issuable with respect to Class A Common Units referenced in clauses (b), in each case by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Existing Investors” shall mean any holders of Founder Interests or Private Placement Warrants immediately prior to the Closing that is a party hereto or any such holder’s Permitted Transferees.

“Existing Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of October 21, 2020, as may be amended from time to time, by and among the Company, Rice Energy Sponsor LLC, a Delaware limited liability company, Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company, and the undersigned parties listed under Holder on the signature page thereto.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Founder Interests” shall mean those Class B Common Units granted to the Existing Investors prior to the date hereof and shall be deemed to include the Company Interests issued upon conversion thereof.

“Governmental Entity” shall mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Law” shall mean any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order.

“Lease” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Subsidiaries holds any leased real property (along with all amendments, modifications and supplements thereto).

“Liabilities” shall mean any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” shall mean, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lock-up Period” shall mean (a) with respect to the Aria Holders, subject to Section 7(d), the period beginning on the Closing Date and ending on the date that is 180 days following the Closing Date and (b) with respect to the Archaea Holders, the period beginning on the Closing Date and ending on the date that is [●]4 days following the Closing Date.

“Lock-up Shares” shall mean (a) the Company Interests received by the Aria Holders and (b) the Company Interests received by the Archaea Holders, in each case in connection with the Transaction and as of the Closing Date. For all purposes under this Agreement, any securities owned by RAC Sponsor and its Affiliates (other than the Archaea Holders) as of the date of this Agreement, shall not constitute Lock-up Shares of the Archaea Holders.

[4]	Note to Draft: The lockup arrangements for the Archaea stockholders will be finalized as soon as practicable following the deal announcement and will be generally consistent with the framework provided in the letter of intent dated as of February 22, 2021. Without limiting the foregoing, in no event will the lockup obligations on any Archaea stockholder be more favorable than the terms of the Aria/Ares lockup.

“Necessary Action” shall mean, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Business Combination Agreements, the Charter or the By-laws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (a) calling special meetings of the Board and the stockholders of the Company, (b) voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party, (c) voting in favor of the adoption of stockholders’ resolutions in connection with the Transaction and any amendments to the Charter or the By-laws, (d) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner and voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party to remove any such director that does not act in such a manner and (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“OpCo A&R LLCA” shall mean that certain amended and restated limited liability company agreement of OpCo, dated as of the date hereof, as may be amended from time to time in accordance with its terms.

“Permanent Incapacity” shall mean, with respect to any Person, when a competent medical authority who is treating such Person has given a written opinion to the Company stating that such Person has become permanently incapable of carrying out his or her functions as an officer or member of the Board, as applicable.

“Permitted Transferees” shall mean, with respect to any Stockholder Party or any of their respective Permitted Transferees: (a) the Company, Buyer, or any of their Subsidiaries; (b) any Person approved in writing by the Board, in its sole discretion (such consent not to be unreasonably withheld, conditioned or delayed); (c) in the case of the Archaea Holders, the Aria Holders and RAC Sponsor or any of their respective Permitted Transferees, in each case, each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); (d) any passive Person, vehicle, account or fund that is managed, sponsored or advised by, any Stockholder Party, a Permitted Transferee or any respective Affiliate thereof, so long as the decision-making control with respect to such interests after such Transfer to such passive Person, vehicle, account or fund remains with such Stockholder Party, Permitted Transferee or any respective Affiliate thereof; or (e) if a Stockholder Party or their Permitted Transferee is a natural Person, any of such Stockholder Party’s and Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Stockholder Party or Permitted Transferee, as applicable, and for the sole benefit of such Stockholder Party and/or such Stockholder Party’s and such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (a) through (e), only if such transferee becomes a party to this Agreement and only for so long as such party continues to qualify as a Permitted Transferee.

“Person” shall mean individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Proceeding” shall mean any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at Law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“RAC Sponsor Holders” shall mean RAC Sponsor and its Permitted Transferees.

“Registrable Securities” shall mean (a) the shares of Class A Common Stock issuable upon the exchange of Company Interests held by a Registration Rights Party (as defined below) immediately after the Closing in accordance with the terms of the OpCo A&R LLCA, (b) any outstanding shares of Class A Common Stock and any shares of Class A Common Stock issuable upon the exercise of any other equity securities of the Company held by a Registration Rights Party as of the date of this Agreement and (c) any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) through (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or other similar transaction; provided, however, that as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission (as defined below)) within 90 days with no volume, manner of sale or other restrictions or limitations provided that any such security that ceases to be a Registrable Security under this clause (iv) will again be deemed a Registrable Security if a subsequent decrease in trading volume results in the holder thereof not being able to sell such securities during such period without restriction as to volume or manner of sale pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission (as defined below).

“Registration Statement” shall mean a registration statement filed by the Company or its successor with the Commission (as defined below) in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity), including any related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Registration Statement” shall mean a registration statement filed with the Commission (as defined below) for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

“Stockholder Designating Party” shall mean the Aria Holders and/or RAC Sponsor, as applicable.

“Stockholder Shares” shall mean all securities of the Company and OpCo registered in the name of, or Beneficially Owned by the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. For all purposes under this Agreement, any securities owned by RAC Sponsor and its Affiliates (other than the Archaea Holders) as of the date of this Agreement, shall not constitute Stockholder Shares of the Archaea Holders.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form) in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Voting Shares” shall mean all securities of the Company that may be voted in the election of the Directors (as defined below) registered in the name of, or Beneficially Owned by any Person, including any and all securities of the Company acquired and held by such Person subsequent to the date hereof, which as of the date hereof, shall include the Class A Common Stock and Class B Common Stock.

2. Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities.

(i) Within 30 calendar days after the Closing Date, the Company will file with the Securities and Exchange Commission (the “Commission”) (at its sole cost and expense) a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time or its successor form (“Form S-3”), or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1 or any similar long-form registration that may be available at such time or its successor form (“Form S-1”), for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Aria Holders and the Archaea Holders (each, a “Registration Rights Party” and, collectively, the “Registration Rights Parties”) of all of the Registrable Securities then held by the Registration Rights Parties pursuant to any method or combination of methods legally available to, and requested by any Registration Rights Party (the “Resale Shelf Registration Statement”) (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities). The Company shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) 60 calendar days after the filing thereof (or, if the Commission reviews and has written comments to the Resale Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the seventh Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (A) and (B), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company agrees to cause such Resale Shelf Registration Statement, or another shelf registration statement that includes the Registration Rights Parties’ Registrable Securities, to remain effective until the earliest of (x) the fifth anniversary of the later of (i) the date the initial Resale Shelf Registration Statement hereunder is declared effective and (ii) the date on which the Lock-up Period has expired with respect to the Aria Holders and (y) the date on which none of the Registration Rights Parties hold any Registrable Securities (the “Effectiveness Period”). If the Company files a Form S-1 pursuant to this Section 2(a)(i), the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3 (it being agreed that the Company shall file an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities).

(ii) Notification and Distribution of Materials. The Company shall notify the Registration Rights Parties in writing of the effectiveness of the Resale Shelf Registration Statement promptly and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Registration Rights Parties may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(iii) Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2(a)(i) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith or any document that is to be incorporated by reference into such Resale Shelf Registration Statement or prospectus as may be reasonably requested by a Registration Rights Party, as may be necessary to keep the Resale Shelf Registration Statement effective or as may be required by the rules, regulations or instructions applicable to the form used by the Company or by the Securities Act or rules and regulations thereunder with respect to the disposition of all Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Company shall use its reasonable best efforts to as promptly as practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Registration Rights Party; provided that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered under an effective Resale Shelf Registration Statement. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, in compliance with the provisions of the Securities Act and available for use during the Effectiveness Period. Any references herein to Resale Shelf Registration Statement shall include any Subsequent Shelf Registration.

(iv) Suspensions. The Registration Rights Parties acknowledge and agree that upon receipt of written notice from the Company, the Company may suspend the use of the Resale Shelf Registration Statement if it determines that in order for such registration statement not to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required to be disclosed in a current, quarterly or annual report under the Exchange Act and the Company has a bona fide business purpose for not making such information public, provided, that, (i) the Company shall suspend the use of the Resale Shelf Registration Statement for the shortest period of time, but in no event for a period of more than 60 consecutive days or more than a total of 120 calendar days in any 360-day period; provided, however, that the Company shall not defer its obligations in this manner more than three times in any 360-day period; (ii) the Company shall suspend the use of any other Registration Statement and prospectus and shall not sell any securities for its own account or that of any other stockholder, in each case during such time as the Resale Shelf Registration Statement is suspended pursuant to this Section 2.1(a)(iv); and (iii) the Company shall use commercially reasonable efforts to make such Resale Shelf Registration Statement available for the sale by the Registration Rights Parties of such securities promptly thereafter. The Company shall immediately notify the Registration Rights Parties in writing of (i) the date on which such suspension will begin pursuant to this Section 2(a)(iv) and (ii) the date on which such suspension period will end pursuant to this Section 2(a)(iv). The Effectiveness Period shall be extended by the amount of time during which the use of any Registration Statement is suspended pursuant to this Section 2(a)(iv).

(v) Registration of Additional Registrable Securities. If a Resale Shelf Registration Statement is then effective, within seven Business Days after the Company has received a written request from a Permitted Transferee holding Registrable Securities not covered by an effective Resale Shelf Registration Statement, the Company shall file a prospectus supplement or amendment to the Resale Shelf Registration Statement to add such Permitted Transferee as a selling stockholder in such Resale Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

(vi) Shelf Takedown. Subject to the other applicable provisions of this Agreement, at any time that any Resale Shelf Registration Statement is effective, if a Registration Rights Party delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Securities to be included in such Shelf Offering, then, subject to the other applicable provisions of this Agreement, the Company shall, as promptly as practicable, amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

(b) Underwritten Takedown.

(i) At any time and from time to time after the Resale Shelf Registration Statement has been declared effective by the Commission, the Registration Rights Parties may request (such requesting Person, the “Demanding Holder”) to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if (A) such offering shall include securities with a total offering price (before deduction of underwriting discounts and commissions) reasonably expected to exceed, in the aggregate, $25,000,000 or (B) if the Ares Investor is the Demanding Holder, such request shall be made with respect to all of the then outstanding Registrable Securities of the Ares Investor (clauses (A) and (B) are referred to herein as the “Underwritten Shelf Takedown Conditions”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown (an “Underwritten Demand”). Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three Underwritten Offerings pursuant to Section 2(b) in any 12-month period and is not obligated to effect an Underwritten Offering pursuant to this Section 2(b) within 90 days after the closing of any Underwritten Offering (the “Underwritten Offering Limitations”); provided, that an Underwritten Offering shall not be considered made for purposes of this Section 2(b)(i) unless it has resulted in the disposition by the Demanding Holder of at least 75% of the amount of Registrable Securities requested to be included. For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades. No securities other than the Registrable Securities of the Registration Rights Parties may be included in any block trade initiated by a Demanding Holder without the prior written consent of the Demanding Holder.

(ii) The Company shall, within three Business Days of the Company’s receipt of an Underwritten Demand (one Business Day if such offering is a block trade or a “bought deal” or “overnight transaction” (a “Bought Deal”)), notify, in writing, all other Registration Rights Parties of such demand, and each Registration Rights Party who thereafter wishes to include all or a portion of such Registration Rights Party’s Registrable Securities in such Underwritten Offering (a “Requesting Holder”) shall so notify the Company, in writing, within three Business Days (one Business Day if such offering is a block trade or a Bought Deal) after the receipt by the Registration Rights Party of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand, subject to compliance with Section 2(b)(iii).

(iii) The Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks and which selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) and to agree to the pricing and other terms of such offering. In connection with an Underwritten Shelf Takedown, the Company and all Requesting Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering, and the Company shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Shelf Takedown.

(iv) If the managing Underwriter for an Underwritten Shelf Takedown advises the Demanding Holder that in its opinion the inclusion of all securities requested to be included in the Underwritten Shelf Takedown (whether by the Demanding Holder, the Requesting Holders, the Company or any other Person) may materially and adversely affect the price, timing, distribution or success of the offering (a “Negative Impact”), then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows: (A) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (on a pro rata basis based on the number of shares of Registrable Securities properly requested by such Demanding Holder and Requesting Holders to be included in the Underwritten Shelf Takedown), (B) second, to the extent that any additional securities can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to such agreement in accordance with the terms of such agreement, (C) third, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company and (D) fourth, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company’s other securityholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(v) Withdrawal Rights. Any Demanding Holder initiating an Underwritten Shelf Takedown for any or no reason whatsoever may withdraw from such Underwritten Shelf Takedown by giving written notice to the Company prior to the public announcement of the Underwritten Shelf Takedown by the Company; provided that a Registration Rights Party not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Underwritten Shelf Takedown Conditions would still be satisfied. Following the receipt of any withdrawal notice, the Company shall promptly forward such notice to any other Registration Rights Party that had elected to participate in such Underwritten Shelf Takedown. A withdrawn Underwritten Shelf Takedown will be considered as an Underwritten Offering for purposes of the Underwritten Offering Limitations unless (i) the Demanding Holder pays all Registration Expenses in connection with such withdrawn Underwritten Shelf Takedown, (ii) subsequent to the delivery of the Underwritten Demand to the Company, material adverse information regarding the Company is disclosed that was not known by the Demanding Holder at the time the Underwritten Demand was made, (iii) subsequent to the delivery of the Underwritten Demand to the Company, the Company suspends the use of the Resale Shelf Registration Statement pursuant to Section 2(a)(iv) hereto, or (iv) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

(c) Piggyback Rights.

(i) Piggyback Rights. Subject to Section 7, at any time and from time to time after the Closing Date, if the Company proposes to (A) file a registration statement under the Securities Act with respect to an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company (other than a form not available for registering the resale of the Registrable Securities to the public), for its own account or for the account of a stockholder of the Company that is not a party to this Agreement, or (B) conduct an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company, for its own account or for the account of a stockholder that is not a party to this Agreement (such offering referred to in clause (A) or (B), a “Piggyback Offering”), the Company shall promptly give written notice (the “Piggyback Notice”) of such Piggyback Offering to the Registration Rights Parties. The Piggyback Notice shall include the amount and type of securities to be included in such offering, the expected date of commencement of marketing efforts and any proposed managing underwriter and shall offer the Registration Rights Parties the opportunity to include in such Piggyback Offering such amount of Registrable Securities as each Registration Rights Party may request. Subject to Section 2(c)(ii) and Section 2(c)(iv), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within ten days after the date the Piggyback Notice is given (provided that, in the case of a block trade or a Bought Deal, such written requests for inclusion must be received within one Business Day after the date the Piggyback Notice is given); provided, however, that, in the case of a Piggyback Offering in the form of a “takedown” under a Shelf Registration Statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. All Registration Rights Parties proposing to distribute their securities through a Piggyback Offering, as a condition for inclusion of their Registrable Securities therein, shall agree to enter into an underwriting agreement with the Underwriters for such Piggyback Offering; provided, however, that the underwriting agreement is in customary form.

(ii) Company Right to Abandon or Delay. If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the Piggyback Offering, the Company may, at its election, give notice of its determination to all Registration Rights Parties, and in the case of such a determination, will be relieved of its obligation set forth in Section 2(c) in connection with the abandoned or delayed Piggyback Offering, without prejudice. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggyback Offering as provided in Section 2(d)(xi).

(iii) Withdrawal Rights. Any Registration Rights Party requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Company, (A) at least three Business Days prior to the anticipated effective date of the registration statement filed in connection with such Piggyback Offering if the registration statement requires acceleration of effectiveness or (B) in all other cases, one Business Day prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering; provided, however, that the withdrawal will be irrevocable and, after making the withdrawal, a Registration Rights Party will no longer have any right to include its Registrable Securities in that Piggyback Offering.

(iv) Unlimited Piggyback Registration Rights. For the avoidance of doubt, any Registration or Underwritten Offering pursuant to Section 2(c) of this Agreement shall not be counted as an Underwritten Offering under Section 2(b) of this Agreement.

(v) Reduction of Offering. If the managing Underwriter for a Piggyback Offering advises the Company that in its opinion the inclusion of all securities requested to be included in such Piggyback Offering (whether by the Company, the Registration Rights Parties or any other Person) may have a Negative Impact, then all such shares to be included therein shall be limited to the shares that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows:

(A) If the Piggyback Offering is initiated by the Company for its own account: (1) first, to the Company, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), and (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement; and

(B) If the Piggyback Offering is initiated by the Company for the account of a Person pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights: (1) first, to such Person, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Company, and (5) fifth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(d) Registration and Offering Procedures.

(i) Notification. After the effectiveness of the Resale Shelf Registration Statement, the Company shall promptly notify the Registration Rights Parties with Registrable Securities included in such Registration Statement: (A) when the Resale Shelf Registration Statement becomes effective; (B) when any post-effective amendment to the Resale Shelf Registration Statement becomes effective; (C) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (D) any request by the Commission for any amendment or supplement to the Resale Shelf Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by the Resale Shelf Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in the Resale Shelf Registration Statement any such supplement or amendment. Prior to filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including all exhibits thereto and documents incorporated by reference therein, the Company shall furnish to the Underwriters, if any, the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and such other documents as the Underwriters or such holders or their counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders sufficiently in advance, but in no event later than at least three calendar days in advance, of filing to provide such Underwriters, such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

(ii) In no event shall any Registration Rights Party be identified as a statutory underwriter in a Registration Statement unless in response to a comment or request from the staff of the Commission; provided, however, that if the Commission requests that any Registration Rights Party be identified as a statutory underwriter in a Registration Statement, the Registration Rights Party will have an opportunity to withdraw from the Registration Statement.

(iii) If the Commission prevents the Company from including any or all of the Registrable Securities in the Resale Shelf Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of Registrable Securities that is equal to the maximum number as is permitted by the Commission, (B) the number of Registrable Securities to be registered for each Registration Rights Party shall be reduced pro rata among all securities registered thereunder, and (C) promptly inform each of the Registration Rights Parties and as expeditiously as possible after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Resale Shelf Registration Statement or file a new Resale Shelf Registration Statement to register such additional Registrable Securities and cause such amendment or new Resale Shelf Registration Statement to become effective as expeditiously as possible; provided, however, that prior to filing such amendment or new Resale Shelf Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29; provided further that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered as a result of the foregoing.

(iv) Securities Laws Compliance and FINRA. The Company shall use its reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Resale Shelf Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in the Resale Shelf Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Resale Shelf Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction where it is not then otherwise so subject. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(v) Cooperation. The Company shall (A) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Registration Rights Parties included in a Registration Statement or the Underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and (B) provide reasonable cooperation, including taking such actions as may be reasonably requested by the holders of the Registrable Securities in connection with such Registration and causing at least one executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the Underwriters, if any, or with attorneys, accountants or potential investors, in each case as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than three “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the Underwriters, or agent, if any, or the holders of such Registrable Securities may request.

(vi) Opinions and Comfort Letters. The Company shall use its reasonable best efforts to obtain and, if obtained, furnish an opinion and negative assurances letter of outside counsel for the Company, dated as of a date reasonably requested by a Registration Rights Party, to the extent such opinions or letters are customary, or, in the event of an Underwritten Public Offering, as of the date of the closing under the underwriting agreement, and addressed to the holders of Registrable Securities participating in such offering (to the extent required or customary in such offering), the placement agent, sales agent or Underwriter, if any, reasonably satisfactory in form and substance to such party, covering such legal matters as are customarily included in such opinions and negative assurances letters. With respect to any Underwritten Offering pursuant to this Agreement, the Company shall use its reasonable best efforts to obtain and, if obtained, furnish a “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the Underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in the applicable Registration Statement, reasonably satisfactory in form and substance to such Underwriters.

(vii) Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

(viii) Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, Directors (as defined below) and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

(ix) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of 12 months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission).

(x) Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

(xi) Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2(a), any Resale Shelf Takedown pursuant to Section 2(a), any Underwritten Shelf Takedown pursuant to Section 2(b), any Piggyback Offering pursuant to Section 2(c), and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Resale Shelf Registration Statement becomes effective, including, without limitation: (A) all registration and filing fees; (B) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (C) printing, messenger and delivery expenses; (D) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (E) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by the terms hereof; (F) FINRA fees; (G) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (H) the fees and expenses of any special experts retained by the Company in connection with such registration; (I) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration or Transfer and (J) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with such registration and/or marketing of the Registrable Securities (collectively, the “Registration Expenses”). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

(xii) Information. The holders of Registrable Securities shall promptly provide such customary information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws; provided that the Company may exclude a Registration Rights Party from the Resale Shelf Registration Statement if following the Company’s request for such information at least five Business Days prior to the anticipated filing date of the Resale Shelf Registration Statement, such Registration Rights Party unreasonably fails to furnish such information that is, in the opinion of the Company’s counsel, necessary to effect the registration under the Resale Shelf Registration Statement; provided further that the Company shall use commercially reasonable efforts to include such Registration Rights Party in the Resale Shelf Registration Statement when such Registration Statement is next amended or supplemented or a Subsequent Shelf Registration is filed if the Registration Rights Party has then timely provided such necessary information.

(xiii) Other Obligations. At any time and from time to time after the expiration of any lock-up period to which such shares are subject, if any, in connection with a sale or Transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and subject to applicable securities and other laws, (A) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (B) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (A). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or Transfers.

(xiv) Legend Removal Obligations. If any Registration Rights Party (A) proposes to sell or Transfer any Registrable Securities exempt from Section 5 of the Securities Act, pursuant to an effective Registration Statement, or pursuant to Rule 144, including in each case in connection with any trading program under Rule 10b5-1 of the Exchange Act, (B) holds Registrable Securities that are eligible for resale pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares or (C) holds Registrable Securities which do not require a legend under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by nationally recognized counsel to the Registration Rights Party, then the Company shall, at the sole expense of the Company, promptly, and in any event no later than within two trading days, take any and all actions necessary or reasonably requested by such Registration Rights Party to facilitate and permit the removal of any restrictive legends from such Registrable Securities, including, without limitation, the delivery of any opinions of counsel or instruction letters to the transfer agent as are requested by the same. Each Registration Rights Party agrees to provide the Company, its counsel or the transfer agent with the evidence reasonably requested by it to cause the removal of such legends, including, as may be appropriate, any information the Company reasonably deems necessary to determine that such legend is no longer required under the Securities Act or applicable state Laws.

(xv) Rule 144. With a view to making available to the Registration Rights Parties the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Registration Rights Parties to sell securities of the Company to the public without registration, the Company agrees to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission; (B) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (C) furnish to each Registration Rights Party so long as such Registration Rights Party owns Registrable Securities, within two Business Days following its receipt of a written request, (I) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (II) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (III) such other information as may be reasonably requested in writing to permit the Registration Rights Party to sell such securities pursuant to Rule 144 without registration.

(xvi) In Kind Distributions. If any holder of Registrable Securities seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Registrable Securities without restrictive legends, to the extent no longer applicable).

(xvii) No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its Subsidiaries shall hereafter enter into, and neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement. Without the prior written consent of each Registration Rights Party, neither the Company nor any of its Subsidiaries shall grant to any Person or agree to otherwise become obligated in respect of the rights of registration in the nature or substantially in the nature of those set forth in Section 2 of this Agreement that would have priority over or parity with the Registrable Securities with respect to the inclusion of such securities in any registration, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, the Existing Registration Rights Agreement and the Subscription Agreements (as defined in the Business Combination Agreements); provided that, without the prior written consent of each Registration Rights Party, neither the Existing Registration Rights Agreement nor the Subscription Agreements may be amended in a way that would result in such agreements being inconsistent with or violating the rights granted to the Registration Rights Parties by this Agreement or resulting in the holders thereunder having rights that are more favorable to such holders or prospective holders than the rights granted to the Registration Rights Parties hereunder; provided further that no additional parties shall be granted registration rights under the Existing Registration Rights Agreement (other than “Permitted Transferees” as defined therein) without the prior written consent of the Registration Rights Parties. For the avoidance of doubt, the Registration Rights Party acknowledge and agree that the Company may include securities of the parties to the Existing Registration Rights Agreement and the Subscription Agreement on the Resale Shelf Registration Statement.

(xviii) 10b5-1 Plan. In no event shall the Company or any officer unreasonably withhold, condition or delay approval of any trading plan under Rule 10b5-1 of the Exchange Act presented by a Registration Rights Party; and for the avoidance of doubt, within five calendar days of receipt of any such Rule 10b5-1 plan, the Company shall review and approve such plan or, after consulting with legal counsel, notify the Registration Rights Party of the reasons counsel believes it cannot approve such plan.

(e) Indemnification.

(i) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Registration Rights Party, its directors, and officers, employees, and agents, and each person who controls the Registration Rights Party (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Registration Rights Party (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Registration Rights Party expressly for use therein.

(ii) Each Registration Rights Party agrees, severally and not jointly with the other parties to this Agreement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Registration Rights Party expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Registration Rights Parties. In no event shall the liability of the Registration Rights Party be greater in amount than the dollar amount of the net proceeds received by the Registration Rights Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Registrable Securities.

(v) If the indemnification provided under this Section 2(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2(e)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 2(e)(v) by any Registration Rights Party shall be limited in amount to the amount of net proceeds received by such Registration Rights Party from the sale of Registrable Securities pursuant to a Registration Statement filed pursuant to the terms of this Agreement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

3. Board of Directors.

(a) Board Representation. The Board shall initially consist of seven directors designated by the Stockholder Parties and the Company pursuant to and in accordance with the terms hereof (each, a “Director”). Subject to the terms and conditions of this Agreement, from and after the date of this Agreement, the Company and each Stockholder Party shall take all Necessary Action to cause, effective beginning immediately following the Closing Date, the Board to be comprised of seven Directors (including three independent Directors as so designated on Exhibit B hereto) who, initially, shall be the Persons identified on Exhibit B hereto. From and after the Closing Date, until the earlier of [●]’s retirement or resignation from the Board, each Stockholder Party shall take all Necessary Action to cause [●] to be the chairperson of the Board.

(b) Company Directors.

(i) [During the term of this Agreement], in advance of each annual meeting of stockholders (or other election of Directors), the Board shall be entitled to designate, nominate and include on the Company’s slate of director nominees three independent Directors (the “Company Directors” and each a “Company Director”) to serve on the Board, who shall initially be the Persons designated as the Company Directors on Exhibit B hereto. Prior to the Aria Fall-Away Date, the Board shall consult with the Aria Holders concerning the Persons to be designated by the Board as the Company Directors for such annual meeting or other election of Directors.

(c) Aria Directors.

(i) Prior to the Aria Fall-Away Date, in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(c)(ii) and Section 3(g), the holders of a majority of the Common Stock held by the Ares Investor, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one Director (the “Aria Director”), who shall initially be the Person designated as the Aria Director on Exhibit B hereto. Any such Aria Director shall in no event be considered to be an Affiliate of the Ares Investor based solely on its status as a Director and the Ares Investor shall in no event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, on the first date (the “Aria Fall-Away Date”) after the Closing Date that (A) the Ares Investor, collectively, fails to hold at least 50% of the Registrable Securities held by it on the Closing Date, the right of the Ares Investor to designate the Aria Director shall cease, the term of the then current Aria Director shall thereupon automatically end. The parties hereto will take all Necessary Action such that the Person formerly serving as the Aria Director is no longer a Director from and after the Aria Fall-Away Date.

(d) RAC Sponsor Directors.

(i) [During the term of this Agreement], in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(g), the holders of a majority of the Company Interests held by the RAC Sponsor Holders, shall have the right to designate, and the Board will take all Necessary Actions to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, two Directors (the “RAC Sponsor Directors”), who shall initially be the Persons designated as such on Exhibit B hereto.

(e) Chief Executive Officer. During the term of this Agreement, prior to each annual meeting (or other election of Directors), the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, the Person then serving as the Company’s chief executive officer, who shall initially be Nicholas Stork (such Person, the “CEO Director”).

(f) Expansion of the Board to Maintain Independent Majority. Notwithstanding the foregoing, if neither of the RAC Sponsor Directors are reasonably determined, based on the advice of the Company’s counsel, to be “independent directors” for purposes of the applicable stock exchange listing standards, the Board shall be permitted in its sole discretion to increase the size of the Board to nine total Directors, and to fill the two additional directorships with two additional independent Directors nominated by the Board.

(g) Additional Lapse of Designation Rights. Notwithstanding anything to the contrary set forth in this Agreement, the right of any Stockholder Designating Party to designate nominees for appointment to the Board as set forth in Sections 3(b)-(d) shall terminate if at any time (i) such Stockholder Designating Party or any of its Affiliates becomes a Competitor of the Company, (ii) such Stockholder Designating Party or any of its Affiliates commences any legal Proceeding against the Company, its Subsidiaries, any other member of the Board of Directors or any officer of the Company; or (iii) such Stockholder Designating Party or any of its Affiliates exercises the right to designate or appoint a member of or observer to the board of directors (or similar governing body) of any Competitor.

(h) Resignation; Removal; Vacancies. Any member of the Board designated pursuant to Sections 3(b)-(d) may resign at any time as provided in the Bylaws. The parties hereto agree to not vote any Company Interests held by them to remove any member of the Board designated pursuant to Sections 3(b)-(d) except (i) at the direction of the Stockholder Designating Party who designated such member of the Board, or (ii) upon the affirmative written vote or written consent of a majority of the remaining Directors upon death, disability, Permanent Incapacity or disqualification of such Director. The Stockholder Designating Party who designated the Director who resigned or who was so removed (or such Stockholder Designating Party’s successors or Permitted Transferees) shall, for so long as such Stockholder Designating Party (or such Stockholder Designating Party’s successors Permitted Transferees) is entitled to designate such nominee pursuant to such sections, have the exclusive right to designate a replacement director to fill the vacancy created by such resignation or removal, and the Board shall take all Necessary Actions to cause such individual to be appointed by the Board to fill the vacancy resulting from such removal or resignation.

(i) Voting. Each of the Company, RAC Sponsor, RAC Sponsor Holders and the Ares Investor agree not to take, directly or indirectly, any actions (including, in their capacities as stockholders of the Company, removing Directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each of the RAC Sponsor Holders, the Archaea Holders and the Ares Investor (i) shall vote all Voting Shares held by such holder in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and (ii) further agrees until the Aria Fall-Away Date not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such holders’ equity securities of the Company that would prohibit such holder from casting such votes in accordance with this Section 3. From and after the lapse or termination of a Board designation rights set forth in Sections 3(b)-(d) in accordance with the terms of this Agreement, the Board seat that would have been designated pursuant to such designation right had such right not lapsed or terminated will be filled in accordance with the Charter and the By-laws.

4. Director Requirements.

(a) The Company’s and the Stockholder Parties’ obligations with respect to the designation and nomination of Directors pursuant to this Agreement shall in each case be subject to each Director’s satisfaction of all requirements set forth in this Section 4. Each of the Stockholder Designating Parties agrees that they shall designate only Directors that satisfy, and shall cause each of the Directors nominated by them to, at all times satisfy, the requirements set forth in this Section 4.

(b) Each Director (other than the CEO Director) shall, at all times, (i) satisfy all requirements regarding service as a Director under applicable Law and the listing rules of New York Stock Exchange (the “NYSE Rules”), regardless of whether the NYSE Rules then apply to the Company, solely to the extent as has been or will be applicable to all other non-executive Directors, and all other criteria and qualifications for service as a Director applicable to all non-executive Directors and (ii) satisfy any other requirements for Director qualification adopted by the Board and generally applicable to non-employee Directors.

(c) Each Stockholder Designating Party shall cause each Director designated by it: (i) to make himself or herself reasonably available for interviews; (ii) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such Director meets the requirements to serve as a Director, solely to the extent such checks or investigations have been or will be required from all other non-executive Directors, and (iii) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other Directors in the ordinary course of business.

(d) No Director (or any replacement thereof designated by a Stockholder Designating Party) shall be eligible to serve as a Director if he or she (i) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K of the Securities Act, (ii) has been or could be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act or (iii) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company. If a Director no longer satisfies all the requirements set forth in (A) the immediately preceding sentence and (B) Section 4(b), such Director shall automatically cease to be a Director and his or her term of office shall immediately terminate in accordance with the Charter and the By-laws, and the vacancy resulting from the termination of such Director’s term of office may be filled as provided by this Agreement and the Charter and the By-laws. Each Stockholder Designating Party agrees that, in the event a Director designated by it no longer satisfies the requirements set forth in the immediately preceding sentence, it shall take all Necessary Action to cause such Director to resign from the Board or vote its Voting Shares in favor of such Director’s removal from the Board.

(e) As a condition to a Director’s designation or election to the Board, pursuant to Section 3, such Director must provide to the Company:

(i) all information reasonably requested by the Company that is required to be or is customarily disclosed for Directors, candidates for Directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, the NYSE Rules or the Charter, the By-laws or other corporate governance guidelines;

(ii) all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to Directors or satisfying compliance and legal or regulatory obligations, solely to the extent such information has been or will be required from all other non-executive Directors; and

(iii) an undertaking in writing by such Director:

(A) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive Directors; and

(B) at the request of the Board, to recuse himself or herself from any deliberations or discussions of the Board or any committee thereof regarding matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company or other matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company.

5. Representations and Warranties of Each Stockholder Party. Each Stockholder Party on its own behalf hereby represents and warrants to the Company and each other Stockholder Party, severally and not jointly, with respect to such Stockholder Party and such Stockholder Party’s ownership of his, her or its Stockholder Shares set forth on Exhibit A, as of the Closing Date:

(a) Organization; Authority. If Stockholder Party is a legal entity, Stockholder Party (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder Party. This Agreement constitutes a valid and binding obligation of Stockholder Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(b) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Stockholder Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or violate any provision of the organizational documents of Stockholder Party, or (ii) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice or Law, applicable to a Stockholder Party or to a Stockholder Party’s property or assets, except, in the case of clause (ii), that would not reasonably be expected to impair, individually or in the aggregate, Stockholder Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a Stockholder Party, threatened, against such Stockholder Party or any of Stockholder Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

(d) Ownership of Shares. Each Stockholder Party Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement and the Business Combination Agreements, there are no Options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Stockholder Shares and there are no voting trusts or voting agreements with respect to the Stockholder Shares. Each Stockholder Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Stockholder Shares set forth on Exhibit A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Exhibit A (collectively, “Options”).

6. Covenants of the Company. The Company shall take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties hereto with respect to the terms of this Agreement.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, and (ii) cause the Charter and the By-laws to at all times provide for the indemnification, exculpation and advancement of expenses of all Directors to the fullest extent permitted under applicable Law.

(c) The Company shall pay all reasonable and documented out-of-pocket expenses incurred by the members of the Board in connection with the performance of his or her duties as a Director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each member of the Board and each officer of the Company from time to time.

7. Lock-up.

(a) Subject to Sections 7(b) and 7(c), each Stockholder Party agrees that it, he or she shall not Transfer any Lock-up Shares of such Stockholder Party (if any and to the extent applicable) until the end of the applicable Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 7(a), any Stockholder Party or its Permitted Transferees may Transfer the Lock-up Shares of such Stockholder Party (if any and to the extent applicable) during the Lock-up Period (i) to any of such Stockholder Party’s Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock (including any Company Interests exchangeable for shares of Common Stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(c) Notwithstanding the provisions set forth in Section 7(a), (i) to the extent applicable, any Company Interests or shares of Common Stock issued to any Stockholder Party upon exercise of any of such Stockholder Party’s warrants to purchase Company Interests or shares of Common Stock shall be deemed to be Company Interests or shares of Common Stock, as the case may be, Beneficially Owned by such Stockholder Party as of the Closing and such exercise shall not be deemed a Transfer for purposes of this Section 7 and (ii) the retirement of shares of Class B Common Stock pursuant to Section [●] of the [Charter] shall not be deemed a Transfer for purposes of this Section 7.

(d) Notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of the Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the New York Stock Exchange, for any 10 trading days within any 15 trading-day period commencing 15 days after the Closing, exceeds (i) $13.50 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer their applicable Lock-up Shares during the Lock-up Period without restriction under this Section 7 in an amount up to one-third of the Lock-up Shares Beneficially Owned by the Aria Holders and their respective Permitted Transferees, in each case, in the aggregate as of immediately following the Closing (the aggregate Lock-up Shares, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the “Closing Shares”), (ii) $16.00 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer up to an additional one-third of the Closing Shares in excess of the Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Closing Shares in the aggregate) without restriction under this Section 7, and (iii) $19.00 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer any of the Closing Shares without restriction under this Section 7. For the avoidance of doubt, this Section 7 shall in no way limit any restrictions on or requirements relating to the Transfer of Closing Shares under applicable securities Laws or as otherwise set forth in this Agreement or the governing documents of the Company and OpCo as of the date hereof.

8. [Reserved].

9. Additional Shares. Each Ares Investor agrees that all securities of the Company that may vote in the election of the Directors that such Ares Investor purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Company Interests) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

10. No Agreement as Director or Officer. Each Stockholder Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder Party makes any agreement or understanding in this Agreement in such Stockholder Party’s capacity as a Director or officer of the Company or any of its Subsidiaries (if Stockholder Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder Party in his, her or its capacity as a Director or officer of the Company, and no actions or omissions taken in such Stockholder Party’s capacity as a Director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder Party from exercising his or her fiduciary duties as an officer or Director to the Company or its stockholders.

11. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any Affiliate, partner, member, equityholder or wholly-owned Subsidiary of such Stockholder Party in the ordinary course of business; provided, further, that, such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

12. Specific Enforcement. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party hereto would have no adequate remedy at Law) and the non-breaching party hereto would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereto shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 12 shall not be required to provide any bond or other security in connection with any such injunction.

13. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 13(b), (i) Section 3 (Board of Directors) and Section 4 (Director Requirements) shall terminate with respect to the Aria Holders automatically (without any action by any party hereto) on the first date on which the Aria Holders no longer have the right to designate a Director under this Agreement; and (ii) the remainder of this Agreement shall terminate automatically (without any action by any party hereto or any other Person) as to each Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

(b) Notwithstanding the foregoing, the obligations set forth in Section 11 (Confidentiality), Section 12 (Specific Enforcement), Section 13 (Termination), Section 14 (Amendments and Waivers), Section 16 (Assignment), Section 18 (Severability) and Section 19 (Governing Law; Jurisdiction; Waiver of Jury Trial) shall survive termination of this Agreement.

14. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Stockholder Party that (a) remains a party to this Agreement at such time and (b) (i) in the case of any amendment to the rights of any Stockholder Party hereunder, has such right at the time of such amendment and (ii) in the case of an amendment to any obligation of a Stockholder Party hereunder, remains subject to such obligation at the time of such amendment; provided that for the avoidance of doubt, no amendment or waiver that may adversely affect a Registration Rights Party may be entered into without the prior written consent of such Registration Rights Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or similar transaction, any securities issued with respect to Voting Shares held by the Stockholder Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to Lock-up Shares held by Stockholder Parties shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Voting Shares (and all dividends on Lock-up Shares paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Lock-up Shares) for purposes of this Agreement.

16. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of this Agreement and this Section 16.

(c) This Agreement and the provisions hereof shall, subject to Section 16(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement.

(d) No assignment in accordance with this Section 16 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 21 and (ii) the executed written agreement, in a form reasonably satisfactory to the Company, of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Stockholder Party shall not permit the Transfer of any such Stockholder Party’s Stockholder Shares to a Permitted Transferee unless and until the Person to whom such securities are to be Transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Any Transfer or assignment made other than as provided in this Section 16 shall be null and void.

(f) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company Transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 16; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 16(d).

17. Other Rights. Except as provided by this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Stockholder Shares, including the right to vote the Stockholder Shares subject to this Agreement.

18. Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

19. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTION AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 19, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

20. Counterparts. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

21. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 21, notices, demands and communications to the Stockholder Parties shall be sent to the addresses indicated on Exhibit A (or to such other address or addresses as the Stockholder Parties may from time to time designate in writing).

22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the Transaction exclusively pursuant to the express terms and provisions hereof, and the parties hereto disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary Person in an arm’s-length transaction.

23. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective upon the Closing. If the Business Combination Agreements are terminated in accordance with their respective terms, this Agreement shall terminate on concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[Aria Holders]

By:
Name:
Title:

[Archaea Holders]

By:
Name:
Title:

Rice Acquisition Sponsor LLC

By:
Name:
Title:

Rice Acquisition Corporation

By:
Name:
Title:

Rice Acquisition Holdings LLC

By:
Name:
Title:

Exhibit C to Business Combination Agreement

Schedule I

Initial Aria Holders

Exhibit A

Stockholder Shares

Holder	Address	Class A Units	Class B Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities

Exhibit B

Initial Board DIRECTORS

1.	[COMPANY DIRECTOR]

2.	[COMPANY DIRECTOR]

3.	[COMPANY DIRECTOR]

4.	[ARIA DIRECTOR]

5.	[RAC SPONSOR DIRECTOR]

6.	[RAC SPONSOR DIRECTOR]

7.	[RAC SPONSOR DIRECTOR]

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